EXHIBIT 10.65

[***]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential
EXECUTION VERSION

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (together with the exhibits hereto, the “Agreement”) is entered into as of March 11, 2010 (the “Effective Date”) by and between Theraclone Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware, USA and having its principal office at 1124 Columbia Street, Suite 300, Seattle, Washington, 98104, USA (“Theraclone”) and Zenyaku Kogyo Co., Ltd., a corporation organized and existing under the laws of Japan and having its principal office at 6-15 Otsuka, 5-Chome, Bunkyo-Ku, Tokyo 112-8650, Japan (“ZKC” or “Zenyaku”).

RECITALS

WHEREAS, Theraclone has scientific expertise, proprietary information and biological materials related to identifying, cloning, and characterizing human monoclonal antibodies from human tissues;

WHEREAS, ZKC has expertise in developing and commercializing prophylactic and therapeutic products;

WHEREAS, Theraclone and ZKC entered into the Exclusive Option Agreement dated September 29, 2009 (the “Option Agreement”), ZKC has elected to exercise the option set forth in the Option Agreement, and the parties desire to further collaborate in the development of prophylactic and therapeutic products for the prevention and treatment of influenza infection, as well as companion diagnostics to such prophylactic and therapeutic products;

WHEREAS, in connection with the Collaboration, Theraclone has agreed to license to ZKC in the territory described below certain intellectual property rights related to the Licensed Products and Licensed Antibodies (as both terms are defined below), all as set forth in and subject to the terms and conditions of this Agreement; and

WHEREAS, in addition, Theraclone and Zenyaku wish to provide for a certain right of first refusal for Zenyaku for certain peptide mimetics operating via the same targets as those of the Licensed Antibodies, as more particularly provided for below.

NOW, THEREFORE, for and in consideration of the mutual observance of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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AGREEMENT

1.                  Definitions.

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. References to this “Agreement” include the Exhibits. For the purposes of this Agreement, the following words and phrases shall have the following meanings and derivative forms (e.g., the singular shall be interpreted to be one of the items defined in the plural and vice versa; provided, however, if a word or phrase does not have its first letter(s) capitalized then it shall not have the following meaning) of them shall be interpreted accordingly:

“Additional Technology” shall have the meaning set forth in Section 4.1(c).

“Affiliate” of an entity that is a party to this Agreement means, for so long as one of the following relationships is maintained, any corporation or other business entity owned by, owning, or under common ownership with such party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement, where “control” means majority ownership or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

“BLA” shall mean Biologics License Application.

“Clinical-and-Beyond Licensed Antibodies” shall mean all Licensed Antibodies that have actually been in clinical development and are actually commercialized, in each case as therapeutics and/or prophylactic products under this Agreement.

“Clinical Regulatory Filings” means data, filings or materials relating to Licensed Antibody or Licensed Product submitted to the United States Food and Drug Administration or other applicable Regulatory Authorities, including (a) data derived from clinical trials, and (b) data, filings or materials relating to or contained in any CMC or DMF.

“Collaboration” shall mean the joint collaboration of Theraclone and ZKC pursuant to the terms of this Agreement.

“Commercial Launch” shall mean the first revenue-generating sale of Licensed Product after Regulatory Approval (determined on a Licensed Product-by-Licensed Product basis) in the Territory by ZKC or an Affiliate of ZKC or a Sublicensee of ZKC.

“Commercially Reasonable Efforts” shall mean the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a biopharmaceutical company of similar size and resources would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts, taking into account the product’s safety and efficacy; the competitiveness of alternative products; the product’s proprietary position; pricing; reimbursement; scientific, technical and regulatory matters; and all other relevant commercial factors.

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“Control” shall mean, with respect to any Know-How, Patent, or other materials as set forth herein, possession (other than pursuant to this Agreement) by a party, directly or through an Affiliate controlled by such party (whether by ownership or license) of the ability to grant a license, sublicense, or other rights as provided for in this Agreement without violating the terms of any written agreement with any Third Party which written agreement exists as of the Effective Date, or, with respect to Third-Party Know-How, Patents or other materials newly in-licensed after the Effective Date, which agreement was entered into in order to obtain rights to such Third-Party Know-How, Patents or other materials newly in-licensed after the Effective Date (but excluding contracts with Other Licensees and Sublicensees, because contracts with Other Licensees and Sublicensees must be consistent with the terms and conditions of this Agreement and in particular must meet the requirements set forth in Sections 4.4 and 4.6 of this Agreement). This definition of “Control” shall not be read to diminish Theraclone’s obligations to obtain rights from Other Licensees nor Zenyaku’s obligations to obtain rights from Sublicensees as provided for elsewhere in this Agreement.

“Cover” shall mean, with respect to a particular item and a particular Patent, that such Patent claims or covers (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); and/or (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them).

“Damages” shall have the meaning set forth in Section 16.1.

“Development Plans” shall have the meaning set forth in Section 2.1.

“Diagnostic Product” shall mean any Licensed Product that is not a pharmaceutical or biopharmaceutical composition.

“Distributor” shall mean any Third Party that purchases Licensed Product from ZKC, its Affiliates or Sublicensees for further resale, which purchaser (i) pays ZKC, its Affiliates or Sublicensee a transfer price (established at arms-length and in accordance with generally accepted business practices in the industry in the Territory) for such Licensed Products that is independent of the price at which such purchaser resells Licensed Products (i.e., such purchaser does not pay net sales royalties to ZKC, its Affiliates or Sublicensees measured off of the resale price by such purchaser) and (ii) does not pay ZKC any other amounts or consideration in any way related to the Licensed Products.

“Dollars” or “$” shall mean U.S. Dollars.

“General Diagnostics” shall mean any and all diagnostic uses and purposes, other than Therapeutic Drug Monitoring.

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“Generic Version” shall mean a product that has been Regulatorily Approved for sale based on a demonstration of biosimilarity or bio-equivalence to a Licensed Product, including all products that actually do rely on or reference or refer to the efficacy or approval data of the Licensed Product marketed by Zenyaku (or its Affiliate or Sublicensee). For clarity, a Generic Version must compete for binding with a Licensed Antibody from a Licensed Product and the amino acid sequence of the Generic Version must be identical to the amino acid sequence of the Licensed Antibody.

“HA” shall mean any hemagglutinin as expressed on any Influenza Virus.

“ICH” shall mean The International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Influenza Virus” shall mean any of the influenza viruses in the family Orthomyxoviridae, including influenza A, influenza B, and influenza C.

“Joint Commercialization Committee” or “JCC” shall have the meaning set forth in Section 3.1(b).

“Joint Inventions” shall have the meaning set forth in Section 9.

“Joint Patents” shall mean all Patents that claim Joint Inventions. In no event shall Joint Patents include or be deemed to include Theraclone Patents or ZKC Patents.

“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.1(a).

“Know-How” shall mean all technical information, materials and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids, strains, samples, analytical tools, libraries, clones and the like), methods, protocols, and expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, biochemical, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, assay, preclinical and clinical data, instructions, processes, formula, and expertise, other than that which is set forth in a published Patent.

“Licensed Antibodies” shall mean (a) the human monoclonal antibodies identified in Exhibit A attached hereto, and (b) all antibodies directed to, raised against or that bind to M2e and/or HA discovered by or for Theraclone (or its Affiliate) or the Patents Covering which or Know-How pertaining to which are owned or Controlled by any of the foregoing, in each case at any time (including prior to or as of the Effective Date or at any time during the term of this Agreement). To avoid doubt, the term “antibody” as used in this definition and this Agreement includes both full-length antibodies, fragments thereof (that contain the complementarity-determining region (or “CDR”), and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions)), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise.

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“Licensed Field” shall mean the Licensed Therapeutic/Prophylactic Field and Therapeutic Drug Monitoring.

“Licensed Product” shall mean a product that contains one (1) or more Licensed Antibodies.

“Licensed Therapeutic/Prophylactic Field” shall mean treatment of and prophylaxis of infection (in humans and animals).

“License Agreement” shall mean an agreement or arrangement between Theraclone (or its Affiliate) and any Third Party pursuant to which the Third Party obtains rights of any kind with respect to Licensed Antibody(ies) or Licensed Product(s) in the Licensed Field for the Retained Territory or any subset thereof (including license rights, assignment of intellectual property, covenant not to sue, or an option for any of the foregoing). If an Affiliate that is not 100% owned by Theraclone (or does not 100% own Theraclone) is the marketing party, then such Affiliate is, for purposes of this definition and all contexts where it is used, deemed to be a Third Party.

“Licensing Proceeds” shall mean (i) all upfront payments received by Theraclone from a Third Party pursuant to a License Agreement, (ii) all milestone payments received by Theraclone pursuant to such a License Agreement and (iii) all other payments received by Theraclone pursuant to a License Agreement except excluding only: payments for supply of Licensed Product and including in this exception up to a [***] markup on the fully burdened costs of supply for bulk or vialed product (as more fully described in Section 8.1 below) (and any amounts in excess of such [***] markup are specifically included in Licensing Proceeds), royalty payments calculated as a percentage of product sales, payments for equity in Theraclone at then-current fair market value of such equity (specifically excluding the amount of any premiums; the amount of any such premium shall be included in Licensing Proceeds), loans (except to the extent forgiven; all forgiven amounts are included in Licensing Proceeds), bona fide research and development funding at reasonable and customary rates, funding for then-future research and development expenses (including fully loaded costs of personnel), and reimbursement of past or future patent prosecution and maintenance expenses, and reimbursement of other, future (after execution of the applicable License Agreement) costs and expenses.

“M2e” shall mean the ectodomain of M2 protein as expressed on Influenza Virus.

“Net Sales” shall mean the amount invoiced by ZKC, its Affiliates or its Third Party Sublicensee(s), as applicable, for the sale to a Third Party of a Licensed Product in the Territory, less the following deductions for amounts actually incurred related to such sale and included in the gross amount invoiced: (a) normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions, and rebates; (b) allowances and adjustments for rejections, recalls, outdated products or returns (in each event whether voluntary or required); (c) freight, shipping, insurance, sales, use, excise, value-added, consumption and similar tariffs, taxes or duties imposed on such sale; (d) credits actually given or allowances actually made for wastage replacement, Medicare/Medicaid or other government rebates, indigent patient, compassionate use and similar programs to provide Licensed Product on at-cost (or lower) basis, to the extent actually deducted from the gross amount invoiced and either not required to be paid by or refunded to the customer or other payor; and (e) allowances taken for bad debt and uncollectible accounts. If there is overlap between any of deductions (a) through (e), each individual item shall only be deducted once in each Net Sales calculation.

*Confidential Treatment Requested.

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“Net Sales” amounts shall be determined in accordance with the generally accepted accounting principles commonly employed by ZKC and/or its Affiliates with respect to the country of sales, consistently applied.

“Net Sales” shall not include sales of Licensed Product between either ZKC and its Affiliates or between ZKC (and its Affiliates), on the one hand, and Sublicensee(s) on the other hand, unless such Affiliate(s) or Sublicensee(s), as the case may be, do or does not use the quantities of Licensed Product in one of the following ways: for clinical trials, for resale, as marketing samples, for stability studies or other research use, or for indigent patient programs, compassionate use or other charitable purposes.

“Net Sales” shall include sales by Zenyaku, its Affiliates and Sublicensees to Distributors (and any other monetary compensation paid by such Distributors to Zenyaku, its Affiliates or Sublicensees), but shall not include amounts invoiced by Distributors to their customers. “Net Sales” shall also include any monetary compensation not invoiced but received and related to the sale of Licensed Products, except to the extent set forth otherwise in this Agreement.

To avoid doubt, “Net Sales” shall not include the distribution of Licensed Product for compassionate use, indigent patient programs, use in pre-clinical and clinical trials, or use in research performed in connection with the Development Plans, provided that ZKC does not receive any monetary compensation for such use.

To avoid doubt, “Net Sales” shall not include the distribution of samples without charge by ZKC (or its Affiliates or Sublicensees), regardless of the purpose.

“Other Licensee” shall mean the Third-Party counterparty to each License Agreement.

“Other Licensed Antibodies” shall mean all Licensed Antibodies other than the Clinical-and-Beyond Licensed Antibodies.

“Other Licensed Antibodies Available For General Diagnostics Licenses” shall mean Licensed Antibodies which cannot become Clinical-and-Beyond Licensed Antibodies as determined in accordance with the mechanism set forth in Section 3.5 below.

“Patent” shall mean any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

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“Pending Claim” shall mean, subject in all cases to Section 4.1(h), a claim of an unissued, pending patent application included in the Theraclone Patents, which claim is being prosecuted in good faith and claims a first priority of no more than five (5) years prior to the date on which pendency is determined.

“Phase I Clinical Trial” means human clinical trials, the principal purpose of which is preliminary determination of safety and pharmacokinetics in healthy individuals or patients as required by 21 C.F.R. 312.21(a) or similar clinical study in a country other than the USA.

“Phase II Clinical Trial” human clinical trials conducted in a limited number of patients for the purpose of preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of dosage regimen required as more fully defined in 21 C.F.R. 312.21(b) or similar clinical study in a country other than the USA.

“Phase III Clinical Trial” means human clinical trials, the principal purpose of which is to establish safety and efficacy in patients with or at risk for the disease being studied as required by 21 C.F.R. 312.21(c) or similar clinical study in a country other than the USA. Phase III shall include any other human clinical trial intended as a pivotal trial for Regulatory Approval purposes whether or not such trial is a traditional Phase III (e.g., a Phase II/II1 clinical trial).

“Product Inventions” shall mean any and all patentable inventions that constitute, or that are necessary or useful for the manufacture, development (including testing) or commercialization of, any Licensed Antibodies or Licensed Products, including (a) their composition, (b) any method of manufacturing, using (including methods of administration) or testing (in the case of testing, of or for the presence of) any of the foregoing, and/or (c) any article necessary or useful to practice (including those present during the practice of) any method referred to in clause (b).

“Regulatory Approval” means final regulatory approval (including, where applicable, pricing approval in the event that actual approvals do not take place before such approval) required to market a Licensed Product for a disease or condition in accordance with the applicable laws and regulations of a given country or territory.

“Regulatory Authority(ies)” shall mean the United States Food and Drug Administration or any successor agency thereto (the “FDA”) and its applicable foreign counterparts responsible for the review or licensure of Licensed Product(s).

“Retained Territory” shall mean worldwide, but excluding the Territory.

“Returned Royalty Territory” shall mean China, Hong Kong, India, South Korea, Taiwan, Indonesia, Thailand, the Philippines, Malaysia, Singapore and Vietnam.

“Royalty Term” shall have the meaning set forth in Section 5.8.

“Safety Data” means adverse event information and other information (if any) required by one (1) or more Regulatory Authorities to be reported to such Regulatory Authorities under applicable laws.

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“Sublicense Agreement” or “Sublicensing Agreement” shall mean a written sublicense agreement between ZKC (or its Affiliate) and a Third Party pursuant to which ZKC grants to the Third Party rights to practice under the Theraclone Patents, the Joint Patents, and/or the Theraclone Know-How rights granted to ZKC in Section 4.1, to research, develop, use, have used, sell, offer for sale, have sold, keep and/or import the Licensed Product in the Licensed Field in the Territory. If an Affiliate that is not 100% owned by ZKC (or does not 100% own ZKC) is the marketing party, then such Affiliate is, for purposes of this definition and all contexts where it is used, deemed to be a Third Party.

“Sublicensee” shall mean any Third Party with whom ZKC executes a Sublicense Agreement. The term “Sublicensee” always excludes, however, an entity that meets the definition of “Distributor,” provided that the entity is not an Affiliate of Zenyaku.

“Sublicensing Proceeds” shall mean (i) all upfront payments received by ZKC pursuant to a Sublicense Agreement, and (ii) all milestone payments received by ZKC pursuant to a Sublicense Agreement to the extent in excess of the milestone payments that are otherwise payable by ZKC to Theraclone pursuant to Article 5 of this Agreement, and (iii) all other payments received by ZKC pursuant to a Sublicense Agreement except excluding only: (a) (x) to the extent that ZKC is purchasing the supply of Licensed Product from Theraclone, the transfer price paid by ZKC to Theraclone for such Licensed Product (and explicitly excluding any markup over such transfer price paid by Sublicensee to ZKC; such markups are specifically included in Sublicensing Proceeds), and (y) to the extent that ZKC is manufacturing or controls the manufacture of Licensed Product, payment for supply of Licensed Product and including in this exception up to a [***] markup on the fully burdened costs of supply for bulk or vialed product (and any amounts in excess of such [***] markup are specifically included in Sublicensing Proceeds), (b) royalty payments calculated as a percentage of product sales, (c) payments for equity in ZKC at then-current fair market value of such equity (specifically excluding the amount of any premiums; the amount of any such premium shall be included in Sublicensing Proceeds), (d) loans (except to the extent forgiven; all forgiven amounts are included in Sublicensing Proceeds), (e) bona fide research and development funding at reasonable and customary rates, (f) funding for then-future research and development expenses (including fully loaded costs of personnel), (g) reimbursement of past or future patent prosecution and maintenance expenses, and (h) reimbursement of other, future (after execution of the applicable Sublicense Agreement) costs and expenses.

“Supply Agreement” shall have the meaning set forth in Section 8.1.

“Territory” shall mean Japan.

“Theraclone” shall mean Theraclone Sciences, Inc., more particularly identified in the opening paragraph of this Agreement.

“Theraclone Development Plan” shall have the meaning given in Section 2.1.

“Theraclone Inventions” shall have the meaning set forth in Section 9.

“Theraclone Know-How” shall mean all Know-How Controlled by Theraclone or any of its Affiliates that is necessary or useful for the manufacture, development (including testing) or commercialization of Licensed Antibody(ies) or Licensed Products. For the purpose of clarity, notwithstanding any other provision in this Agreement, Theraclone Know-How shall not include Theraclone’s proprietary methods for B cell activation in vitro and for antibody discovery.

*Confidential Treatment Requested.

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“Theraclone Listed Patents” shall mean (a) all Patents listed in Exhibit C; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing; (d) all counterparts to the foregoing in other countries; and (e) all Supplementary Protection Certificates, restoration of patent term and other similar rights of Theraclone and its Affiliates based on any of the foregoing.

“Theraclone Patents” shall mean (a) the Theraclone Listed Patents, (b) all Patents that claim Theraclone Inventions, and (c) all other Patents Controlled by Theraclone or any of its Affiliates as of the Effective Date or at any time during the term of this Agreement that Cover Licensed Antibody or Licensed Product. Theraclone Patents exclude ZKC Patents and Joint Patents.

“Therapeutic Drug Monitoring” shall mean diagnostic uses limited solely to (a) patient qualification for treatment or prophylaxis with Licensed Product (e.g., testing to see whether the patient is infected with a virus to which the Licensed Antibody of the Licensed Product binds) and/or (b) patient monitoring in the course of treatment or prophylaxis with Licensed Product.

“Third Party(ies)” shall mean any party other than a party to this Agreement or an Affiliate thereof.

“Valid Claim” shall mean, subject in all cases to Section 4.1(h), a claim of an issued, unexpired patent included in the Theraclone Patents that has not been (a) held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

“ZKC” or “Zenyaku” shall mean Zenyaku Kogyo Co., Ltd., more particularly identified in the opening paragraph of this Agreement.

“Zenyaku Development Plan” shall have the meaning given in Section 2.1.

“ZKC Inventions” shall have the meaning set forth in Section 9.

“ZKC Know-How” shall mean all Know-How Controlled by ZKC (or any of its Affiliates) that is necessary or useful for the manufacture, development (including testing) or commercialization of Licensed Antibody(ies) or Licensed Products.

“ZKC Patents” shall mean all Patents that claim ZKC Inventions. ZKC Patents exclude Theraclone Patents and Joint Patents.

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The words “include,” “includes,” “including” and other conjugations of “to include” shall be deemed followed by “without limitation” regardless of whether written there (and drawing no implications from inconsistent usage).

2.                  Development; Development Plans; Information Exchange.

2.1              Commencing on the Effective Date, the parties shall collaborate in the development and commercialization of the Licensed Products in the Licensed Field. The bulk of the initial activities and responsibilities for the development of the Licensed Products in the Licensed Field are to be primarily performed by Theraclone, because Theraclone will be developing for the United States (and other areas of the Retained Territory), and the parties intend that ZKC’s development of Licensed Product for the Territory will follow in time and be based on the results obtained in Theraclone’s development for the United States and/or in countries whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH. The program of activities to be conducted by Theraclone during the term of the Agreement is set forth on Exhibit D-1 (the “Theraclone Development Plan”). Zenyaku shall provide to Theraclone within three (3) months after Theraclone doses the first patient in a Phase III Clinical Trial in a country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH, Zenyaku’s draft written plan for its program of development activities in the Territory (“Zenyaku Development Plan”). This draft that Zenyaku provides shall be the version that Zenyaku plans to present to and discuss with the Japanese Regulatory Authority. Promptly after such presentation and discussion, Zenyaku shall, based on the feedback (if any) from such Regulatory Authority, update the Zenyaku Development Plan and share the updated version with Theraclone. The Zenyaku Development Plan shall be reviewed at least on an annual basis by the Joint Steering Committee as set forth in Section 3.2. Prior to submitting the Zenyaku Development Plan to Theraclone, ZKC shall use good faith efforts to provide an update at each JSC meeting regarding ZKC’s potential development strategies for the Licensed Product in the Territory. For clarity, the Zenyaku Development Plan (and in general, Zenyaku’s development activities) shall be limited to activities within the Territory. In addition, if Zenyaku’s protocols or endpoints differ from those of the clinical trials of the Theraclone Development Plan, Zenyaku shall present to the JSC Zenyaku’s proposed protocols and endpoints; the parties shall seek to reach consensus in the JSC; and in any event Zenyaku shall be permitted to adopt protocols and endpoints as needed to meet regulatory requirements in the Territory or any requirements of the Regulatory Authority in the Territory. The Theraclone Development Plan and the Zenyaku Development Plan are the “Development Plans.” The Theraclone Development Plan includes a development plan setting forth the activities currently contemplated by the parties to be performed in developing the Licensed Products for the U.S. Anything herein to the contrary notwithstanding, the timelines included in the Theraclone Development Plan are non-binding and shall function as guidelines for the development of Licensed Products and may be modified from time-to-time as set forth in Section 3.2. The parties agree that the end goal of the Development Plans shall be the expeditious clinical development and regulatory approval of the Licensed Products as necessary for the import, manufacture, marketing and/or sale thereof in the Territory in the Licensed Field consistent with each party’s obligations in Article 7. No material deviation in the subject matter and scope of the Theraclone Development Plan shall be made without the mutual written agreement of both parties except as set forth in this Agreement.

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2.2              ZKC shall have the right, subject to the terms and conditions of this Agreement, including, without limitation, Section 3 and Article 7, to determine the non-clinical, preclinical and clinical development and commercialization plan for the Licensed Antibodies and Licensed Products in the Territory. For purposes of clarity, Zenyaku has the right to develop a combination product (i.e., a product that includes more active ingredients than one Licensed Antibody), but if Zenyaku chooses to do so, and Theraclone (or its licensee, sublicensee or Affiliate) is not developing such combination product for the Retained Territory, then the costs and activities associated with clinical development, manufacturing development, formulation, and pre-clinical testing for use and/or sale of such combination Licensed Product for the Territory shall be solely borne by ZKC and be ZKC’s sole responsibility. Any cost of additional manufacturing requirements and testing that must be performed to meet specific and unique requirements in the Territory for the use and/or sale of the Licensed Products in the Territory shall be solely borne by ZKC (provided that these have been pre-approved in writing by Zenyaku).

2.3              Theraclone shall provide ZKC access to Theraclone Know-How (to avoid doubt, including manufacturing, non-clinical and clinical data, and regulatory filings Controlled by Theraclone) that are necessary or useful for the Licensed Product in the Licensed Field, and shall cause its Affiliates and, to the extent required (whether in writing or orally) by the Japanese Regulatory Authorities, any Third Party(ies), including, but not limited to, Theraclone’s additional partner(s) other than ZKC (i.e., all Other Licensees) for the Licensed Products in the Licensed Field controlling any such manufacturing, non-clinical and clinical data and regulatory filings to make such access available to ZKC, subject to the confidentiality obligations set forth in Section 11, as more particularly provided for in Sections 2.6-2.9. ZKC shall reimburse Theraclone for all out-of-pocket costs (to be clear, specifically excluding any internal costs such as personnel time) associated with providing such assistance. In addition, on an ongoing basis as requested by ZKC, Theraclone shall provide ZKC with regular reports of Theraclone’s performance of the activities assigned to it in the Development Plans, and access to any Theraclone Controlled underlying raw data, case report forms, laboratory notebooks or other original documents regarding such reports if requested by ZKC, for use by ZKC to determine if ZKC wishes to continue making the research and development funding payments set forth in Section 5.1(b). These regular reports shall be written summaries, in a form reasonably acceptable to ZKC. The frequency of such reports shall be determined by the JSC, and in any event shall be at least quarterly.

2.4              ZKC shall provide Theraclone access to ZKC Know-How (to avoid doubt, including manufacturing, non-clinical and clinical data, and regulatory filings Controlled by ZKC that are necessary or useful for the Licensed Product in the Licensed Field), and shall also cause its Affiliates and any Sublicensees controlling any such manufacturing, non-clinical, and clinical data and regulatory filings to make such access available to Theraclone, subject to the confidentiality obligations set forth in Section 11, as more particularly provided for in Sections 2.6-2.9. Theraclone shall reimburse ZKC for all out-of-pocket costs (to be clear, specifically excluding any internal costs such as personnel time) associated with providing such assistance.

2.5              In addition to its performance of the activities assigned to it in the Development Plans, Theraclone shall perform (or have performed by the contractors identified in the following plans) the M2e and HA mimetic research activities outlined in Exhibit E-1 and Exhibit E-2. On an ongoing basis as requested by ZKC, Theraclone shall provide ZKC with regular reports of Theraclone’s performance of such activities. These reports shall be written summaries in a form reasonably acceptable to ZKC. The frequency of such reports shall be determined by the JSC, but in any event at least quarterly. Theraclone shall, to the extent Controlled by Theraclone (and Theraclone shall use commercially reasonable efforts to gain Control of all such data, reports, notebooks, and documents) provide ZKC access to any underlying raw data, research reports from contractors, laboratory notebooks or other original documents regarding such reports if requested by ZKC, at no additional cost to ZKC, for use by ZKC to determine if ZKC wishes to exercise its right of first refusal set forth in Section 4.2. To avoid doubt, ZKC has the right to receive all data resulting from the research plans (to the extent Controlled by Theraclone) set forth on Exhibits E-1 and E-2 at no additional cost.

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2.6              Sharing of Clinical and Other Data. Once clinical development has been initiated by either party, from time to time (but no less frequently than annually, in advance of the Joint Steering Committee meeting(s) closest to September) each of ZKC and Theraclone shall disclose to the other a written summary, in a form reasonably acceptable to both parties, of clinical data with respect to Licensed Antibodies in the Licensed Field and Licensed Products in the Licensed Field generated by or under authority of such party since the last such disclosure. It is understood that ZKC’s and Theraclone’s obligation to provide summaries under this Section 2.6 can be fulfilled by providing a copy of the annual report describing clinical development with respect to Licensed Antibodies in the Licensed Field and Licensed Products in the Licensed Field conducted by or on behalf of such party, including any that such party (or others acting under its authority, including Sublicensees and Other Licensees) is requested to provide to Regulatory Authorities in its territory (each an “Annual Regulatory Report”). Upon the request of ZKC or Theraclone, the other shall provide prompt and complete access to and the right to use for purposes of the activities for which such requesting party is licensed under this Agreement any Clinical Regulatory Filings and Safety Data generated by such party, its Affiliates, its Sublicensees and its Other Licensees; provided that in any such case the requesting party provides notice to the other party reasonably in advance and reimburses the other party for any reasonably incurred costs of satisfying the request. (To be clear, this regards costs of providing access, not costs of generating the clinical data.) Each party must include its Sublicensees’ Clinical Regulatory Filings data (in the case of Zenyaku) and its Other Licensees’ Clinical Regulatory Filings data (in the case of Theraclone) in such party’s Annual Regulatory Reports (but only to the extent that such data is required (whether in writing or orally) to be provided by the relevant Regulatory Authorities for such party’s territory) (or cause the Sublicensee or Other Licensee to provide such a report to Zenyaku or Theraclone, as the case may be), and provide access to its Sublicensees’ or Other Licensees’ Clinical Regulatory Filings on the same basis as if the Sublicensees or Other Licensees were such party. If requested by either party, the Joint Steering Committee shall discuss such Annual Regulatory Reports. In addition to the Annual Regulatory Report, Clinical Regulatory Filings and Safety Data required to be shared as stated above in this Section 2.6, if necessary (because it is required (whether in writing or orally) by the applicable Regulatory Authority(ies)) for a party or its Affiliate, Sublicensee or Other Licensee to have access to certain of the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of the other party (or its Affiliates, Sublicensees and Other Licensees (collectively with such other party, the “Possessing Entities”)), then, to the extent required (whether in writing or orally) by such Regulatory Authority(ies), the Possessing Entities shall provide copies, or if required, access to the originals, of such items. The requesting party shall reimburse the providing party for all out-of-pocket costs (to be clear, specifically excluding any internal costs such as personnel time) associated with providing such assistance.

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2.7              Records. Each of ZKC and Theraclone shall maintain complete and accurate records of all work (including research, development, clinical, manufacturing and commercialization) it conducts (itself or through its Affiliates or Third Parties (including in Theraclone’s case Other Licensees and in Zenyaku’s case Sublicensees)) under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Each of ZKC and Theraclone shall use commercially reasonable efforts to gain Control of all such reports, results, data and developments of its Other Licensees (in Theraclone’s case) and Sublicensees (in Zenyaku’s case). Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.

2.8              Access to Records. Each of ZKC and Theraclone shall have the right to review and copy the records of the other party (that are Controlled by such other party) described in Section 2.7 (including raw data and scientific notebooks, to the extent provided for under Section 2.7) at reasonable times to the extent necessary for it to conduct its activities in its respective territory or exercise its rights under this Agreement and at the reviewing party’s expense (including compensating the other party for reasonable associated out-of-pocket costs and expenses). With respect to filings made to a Regulatory Authority (including applications for INDs, Regulatory Approval applications and the like), both parties shall make available to the other original documentation of such records in connection therewith. Each of Theraclone and Zenyaku shall have the right to use such records of the other party for purposes of the development or commercialization of any Licensed Product or Licensed Antibody (including the filing of Regulatory Approval applications) in its respective territory during the Term. In general, both in this Section and in relation to all other Sections under which Zenyaku provides documents and information under this Agreement, Zenyaku shall not be required to translate such documents and information into English (or into any other language), except solely that Zenyaku shall provide a courtesy, unofficial English version of the following: (i) meeting minutes with the Japanese Regulatory Authority and an integrated summary of safety and efficacy data, and (ii) ZKC’s (or its Affiliate’s or Sublicensee’s) Annual Regulatory Report, Clinical Regulatory Filings and Safety Data. Such translation shall be at no cost to Theraclone. In general, both in this Section and in relation to all other Sections under which Theraclone provides documents and information under this Agreement, Theraclone shall not be required to translate such documents and information into Japanese (or into any other language), except solely that Theraclone shall provide a courtesy, unofficial English version of the following: (i) meeting minutes with any and all Retained Territory Regulatory Authorities and an integrated summary of safety and efficacy data, and (ii) Theraclone’s (or its Affiliate’s or Other Licensee’s) Annual Regulatory Report, Clinical Regulatory Filings and Safety Data. Such translation shall be at no cost to Zenyaku.

2.9              Communications with Regulatory Authorities. Each of ZKC and Theraclone shall keep the other party informed on an ongoing basis at Joint Steering Committee meetings regarding its (or its Affiliate’s, Sublicensee’s or Other Licensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities with respect to all Licensed Antibodies and Licensed Products in its respective territory. Subject to Zenyaku’s rights below in this paragraph, Zenyaku, its Affiliates and Sublicensees, on the one hand, and Theraclone, its Affiliates and Other Licensees on the other hand, shall not, during the term of this Agreement, communicate with Regulatory Authorities of the other party’s territory regarding any Licensed Antibody or Licensed Product without such party’s advance written consent, such consent not to be unreasonably withheld, delayed or conditioned. However, each party shall provide the other party with reasonable advance notice of any meeting or pre-scheduled, material, substantive telephone conference with any Regulatory Authority relating to any Licensed Product or Licensed Antibody. Each party may request, and, only with permission of the party who is conducting the meeting or teleconference with the Regulatory Authority of its respective territory, shall have the right to attend and observe (but not participate actively in) any material meeting or material conference call with any Regulatory Authority regarding any of the other party’s (or its Affiliate’s, Sublicensee’s, or Other Licensee’s) Licensed Products or Licensed Antibody. In addition, each party shall promptly furnish to the other party copies of all correspondence that the furnishing party (or its Affiliate, Sublicensee or Other Licensee) receives from, or submits to, any Regulatory Authority (including contact reports concerning conversations or substantive meetings) relating to any Licensed Product or Licensed Antibody. The furnishing party shall also provide to the other party any meeting minutes that reflect material communications with any Regulatory Authority regarding a Licensed Product or Licensed Antibody. Minutes of material communications with the Japanese Regulatory Authority will be translated into English, but materials actually corresponded with the Japanese Regulatory Authority are not required to be translated into English.

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Each of Theraclone and ZKC shall allow the other to attend all of their clinical investigators’ meetings, and will use commercially reasonable efforts in good faith to cause the Other Licensees and Sublicensees, as appropriate, to allow the parties to attend all of such Other Licensees’ and Sublicensees’, as appropriate, clinical investigators’ meetings. By way of background, it is anticipated that through joint meetings of the JSC of this Agreement and the steering committees that each party may have with its Sublicensees and Other Licensees, that the worldwide development program for Licensed Antibodies and Licensed Products will be conducted in such a manner that allows for all developing parties worldwide to confer with each other and have an opportunity to reach consensus as to clinical development worldwide.

2.10          Regulatory Assistance. Beyond the information sharing provided for above in this Article, at Zenyaku’s request, Theraclone shall provide advice and reasonable assistance to Zenyaku with respect to Zenyaku’s filings with Regulatory Authorities for the Territory. This advice and assistance shall be provided free of charge -- as regards internal or personnel costs -- up to four (4) Theraclone person hours per calendar month. To be clear, time spent by Theraclone personnel to support an audit of Theraclone’s (or its manufacturers’) facilities by Zenyaku or the Regulatory Authority in the Territory shall not be counted toward the foregoing allotment of Theraclone person hours. All (a) external costs of providing such advice and assistance (e.g., travel and lodging expenses of any Theraclone personnel who travel to Japan under this Section), and (b) personnel costs for Theraclone person hours exceeding the free-of-charge hours described above, shall be reimbursed to Theraclone by Zenyaku within 30 days after invoiced by Theraclone to Zenyaku.

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3.                  Joint Steering Committee.

3.1              As set forth below, the parties will establish a Joint Steering Committee and a Joint Commercialization Committee. Each of the Joint Steering Committee and the Joint Commercialization Committee shall have no power to amend, modify or waive compliance with this Agreement. Each such committee shall have only such powers as are specifically set forth in this Agreement for such committee to perform. The minutes of the Joint Steering Committee and the Joint Commercialization Committee, regardless of whether signed by representatives of both parties, shall not be deemed to amend, modify or waive compliance with this Agreement.

(a)               A Joint Steering Committee (the “Joint Steering Committee” or “JSC”) shall be established within thirty (30) days after the Effective Date. During the period beginning on the Effective Date and ending on the earlier of (i) the date on which all Regulatory Approvals have been obtained in the Territory, and (ii) a date mutually agreed by the parties if they reach mutual written agreement for a later date (the “Development Period”), the Joint Steering Committee shall consist of four (4) members, two (2) individuals appointed by Theraclone and two (2) individuals appointed by ZKC. The Joint Steering Committee shall meet quarterly in person or via teleconference or video conference as set forth in Section 3.2. During the Development Period, the Joint Steering Committee shall be responsible for, among other things, facilitating ongoing cooperation and information exchange between the parties, discussing potential coordination of activities under the Development Plans and communicating each party’s direction of all research activity related to the Licensed Products by the parties.

(b)               Upon the timing set forth in Section 3.3, a Joint Commercialization Committee (the “Joint Commercialization Committee” or “JCC”) shall be established and maintained. The Joint Commercialization Committee shall consist of five (5) members, three (3) individuals appointed by ZKC and two (2) individuals appointed by Theraclone, and shall be chaired by an individual from ZKC. The Joint Commercialization Committee shall meet on the frequency as set forth in Section 3.3. The Joint Commercialization Committee shall be responsible for, among other things, allowing the parties an opportunity for regular coordination in the Territory and the Retained Territory of: reimbursement policies, product positioning and marketing and such other related and ancillary activities as may be agreed. The Joint Commercialization Committee provides an opportunity for the parties to coordinate and share ideas in these areas, but does not have decision making authority regarding the matters that come before it.

3.2              Development Reports. To facilitate coordination during the Development Period, all reports and data generated under the Development Plans by or for each of ZKC and Theraclone shall, subject to the limitations set forth in Article 2, be shared with each other on a prompt and regular basis at meetings of the Joint Steering Committee, to be held every three (3) months either in person, alternatively in Seattle, Washington or Tokyo, Japan, or via teleconference or video conference as may be determined by the Joint Steering Committee taking into account the desire for both parties to manage travel expenses. At least one (1) JSC meeting per year shall be in person, alternating between Seattle, Washington and Tokyo, Japan.

The Joint Steering Committee shall review the Development Plans at least annually. The Joint Steering Committee may make recommendations related to possible Development Plan extensions and/or expansions to the respective senior management teams of each party. The Joint Steering Committee shall be responsible (subject to the qualification at the end of this sentence) for all development decisions (including, but not limited to the initiation and termination of specific projects) with respect to the Retained Territory, that affect activities up to and including dosing of the first patient in a Phase III Clinical Trial of Licensed Product in a country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH, if the decision involves a material change to the Theraclone Development Plan, as it exists at signing of this Agreement, or as it may be updated by the Joint Steering Committee or otherwise with Zenyaku’s consent. This includes selection of one or more Licensed Antibody(ies) for clinical development directed against M2e (the first such antibody selected for development, and any back-up or replacement such antibody selected for development, the “Lead M2e Candidate Antibody”) and one or more Licensed Antibody(ies) for clinical development directed against HA (the first such antibody selected for development, and any back-up or replacement such antibody selected for development, the “Lead HA Candidate Antibody”) and the authority to determine if and when to cease clinical development of such Lead M2e Candidate Antibody and such Lead HA Candidate Antibody. It is understood and agreed that, subject to Section 7.2, Theraclone shall conduct activities at least commensurate with those set forth in the Theraclone Development Plan as of the Effective Date, and the fact that JSC consensus is needed for any material update to the Theraclone Development Plan as results are obtained (for example, positive and negative results or any results that may cause a back-up or replacement antibody to become the new Lead M2e Candidate Antibody or Lead HA Candidate Antibody) shall not be used as a means for Theraclone by withholding consensus or consent to conduct less development work than what is set forth in the Theraclone Development Plan as of the Effective Date. Also, nothing in this Section is intended to suggest that the JSC cannot approve a combination product Licensed Product (for example, one combining an anti-M2e Licensed Antibody and an anti-HA Licensed Antibody) for development by Theraclone under an updated Theraclone Development Plan approved by the JSC; this is permitted if the JSC reaches consensus as to the matter. ZKC shall have sole discretion over all decisions with respect to the development and commercialization of Licensed Products in the Territory, including all aspects of the Zenyaku Development Plan, without any need for approval or further action by the Joint Steering Committee, but, to be clear, without lessening Zenyaku’s obligations in Article 7; provided, however that the Zenyaku Development Plan (and in general, Zenyaku’s development activities) shall be limited to activities within the Territory and shall be at ZKC’s cost and expense. If Zenyaku desires to start development activities in the Territory prior to the Start Time (as defined below in Section 7.1), then Zenyaku may do so in its sole discretion provided that it has discussed in advance the ZKC Development Plan with the JSC.

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All actions by the Joint Steering Committee shall require the approval by a majority of its members, and approval of any and all actions shall require participation of a majority of all members of the Joint Steering Committee, and approval by majority shall require the affirmative vote of at least one member appointed by each of the parties. In the event any actions of the Joint Steering Committee are not approved within a reasonable period of time, the Chief Executive Officers of the parties (or his designee) shall enter into good faith discussion on any such actions by the Joint Steering Committee and seek to reach an amicable decision or outcome, as soon as is practicable. The availability of these CEO (or designee) discussions as a way of finding consensus shall not expand the decisionmaking authority of the JSC, nor prevent either party from ultimately invoking dispute resolution under Article 12, nor subject to dispute resolution any decisions that are reserved to a party or the parties (such as, but not limited to, development decisions regarding development for the Territory, provided that Zenyaku makes such decisions in compliance with its obligations in Article 7; another example is development decisions for the Retained Territory by Theraclone affecting only activities after dosing of the first patient in a Phase III Clinical Trial in a country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH, provided that Theraclone makes such decisions in compliance with its obligations in Article 7).

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3.3              Commencing in the year prior to the first anticipated commercial launch anywhere in the world for the first Licensed Product, and continuing until two (2) years after the last Commercial Launch in the Territory, the Joint Commercialization Committee shall meet at least once every twelve (12) months and at any other time reasonably requested by ZKC, at a mutually agreed location, or via teleconference or video conference, to review and discuss the commercialization progress and plans with respect to the Licensed Product(s) in the Territory (by or for ZKC) and in the Retained Territory (by or for Theraclone). In conjunction with the foregoing meetings, each party shall provide the other party with annual written summary reports on the progress of commercialization, including activities related to the marketing and the Commercial Launch of the Licensed Product(s) in the Territory (by or for ZKC) and activities related to the marketing and the commercial launch of the Licensed Product(s) in the Retained Territory (by or for Theraclone). All such information shall be subject to the confidentiality provisions of Section 11 of this Agreement. The Joint Commercialization Committee has no decision making authority. It will serve as a forum in which the parties may coordinate and explore the possibility of consensus between the parties in commercial matters (to the extent permitted by law), but it is not empowered to make decisions or to take actions.

3.4              Theraclone shall use commercially reasonable efforts to make arrangements such that the joint committee(s) under its collaboration(s) (whether current or future) with Other Licensees shall meet in joint session with the JSC of this Agreement, at least annually, and more frequently if mutually agreed by all of the relevant entities.

3.5              Theraclone may submit a list of Licensed Antibodies to the JSC and/or to ZKC which Therelone proposes cannot become Clinical-and-Beyond Licensed Antibodies and therefore would be designated as Other Licensed Antibodies Available For General Diagnostics License. If such a list is submitted to the JSC at least thirty (30) days prior to the next JSC meeting then the JSC shall discuss which of such Licensed Antibodies should be designated as Other Licensed Antibodies Available For General Diagnostics License and try to agree on which Licensed Antibodies should be designated as such. If, after the later of (i) two (2) quarterly JSC meetings at which the matter is discussed, and (ii) nine (9) months after such list of Licensed Antibodies is submitted by Theraclone to ZKC (the “Parties’ Deadline”), the parties have not reached agreement regarding which of the Licensed Antibodies on such list should be designated as Other Licensed Antibodies Available For General Diagnostics License, then the parties shall engage an independent person with at least fifteen (15) years in senior management positions in the biopharmaceutical industry, including positions with responsibility for development and commercialization of diagnostics. Such person (the “Technology Expert”) shall not be affiliated with or be an advisor to either of the parties. If the parties cannot agree as to who the Technology Expert shall be within twenty (20) days after the expiration of the Parties’ Deadline, then the mechanism for selecting such person shall be the same as that used with the Patent Expert in Section 4.1(c). The Technology Expert is instructed not to designate as Other Licensed Antibodies Available For General Diagnostics License any Licensed Antibodies that are reasonable back-up candidates for the Licensed Therapeutic/Prophylactic Field. The parties shall accept the Technology Expert’s determination (which shall be binding on the parties) as to which of the listed Licensed Antibodies should be designated as Other Licensed Antibodies Available For General Diagnostics License, and the standard that the Technology Expert shall apply in making the decision shall be: If it is beyond a reasonable doubt that a Licensed Antibody will not become a Clinical-and-Beyond Licensed Antibody then such Licensed Antibody will be designated as a Other Licensed Antibodies Available For General Diagnostics License. Except as set forth in this Section 3.5, the procedures that shall be used with the Technology Expert shall be the same as those used with the Patent Expert in Section 4.1(c).

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4.                  License Grants; Rights Of First Negotiation.

4.1              License.

(a)               Subject to the terms and conditions of this Agreement, including, without limitation, Sections 5 and 6 hereof, Theraclone hereby grants to ZKC an exclusive, royalty-bearing (as in Article 5) license (with the right to grant sublicenses through one or multiple tiers in accordance with Sections 4.3 and 4.6) under the Theraclone Patents, Theraclone Know-How and Theraclone’s interest in the Joint Patents to research, develop, use, sell, have sold, offer to sell, import and export:

(i)                 Licensed Antibodies and Licensed Products in the Territory for the Licensed Therapeutic/Prophylactic Field;

(ii)               Clinical-and-Beyond Licensed Antibodies and Diagnostic Products containing them in the Territory for Therapeutic Drug Monitoring and General Diagnostics; and

(iii)             Other Licensed Antibodies and Diagnostic Products containing them in the Territory for Therapeutic Drug Monitoring.

Notwithstanding the above, the immediately foregoing license in clause (iii) (immediately preceding this sentence) shall be non-exclusive. In addition, Zenyaku hereby covenants that it and its Affiliates and the Sublicensees shall not practice the license with respect to Clinical-and-Beyond Licensed Antibodies and Diagnostic Products containing them, in each case, for General Diagnostics. Furthermore, Theraclone hereby covenants that it and its Affiliates and the Other Licensees shall not seek a label (i.e., Regulatory Approval) of any Diagnostic Product based on an Other Licensed Antibody, for Therapeutic Drug Monitoring of or in connection with therapeutic and/or prophylactic Licensed Products of this Agreement.

Subject to the terms and conditions of this Agreement, Theraclone also hereby grants to ZKC during the term of this Agreement, an exclusive license, with the right to grant sublicenses (through one or more tiers in accordance with Sections 4.3 and 4.6) in the Territory, to use and display any trademarks under Theraclone’s sole Control in the Territory with regard to Licensed Antibodies (including Licensed Products) in connection with activities licensed in the first paragraph of this Section.

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Theraclone acknowledges that ZKC may, in its sole discretion, register its exclusive license rights under this Agreement with applicable governmental authorities in the Territory and Theraclone agrees that, if requested by ZKC, it shall cooperate with ZKC to register such license rights. All costs, fees, and expenses (including compensating Theraclone of its time spent in connection with such activities at Theraclone’s then standard rates) associated with any such registration, whether incurred by ZKC or Theraclone, shall be borne by ZKC.

For avoidance of doubt, once a Licensed Antibody has been designated an Other Licensed Antibodies Available For General Diagnostics Licenses under Section 3.5 then (notwithstanding any provisions of this Agreement) thereafter ZKC has no General Diagnostic rights in or to such Other Licensed Antibodies Available For General Diagnostics Licenses.

(b)               Subject to the terms and conditions of this Agreement, including Section 5.6, ZKC hereby grants to Theraclone during the term of this Agreement a non-exclusive, fully paid-up (with the exception of patent costs for which Theraclone is responsible under Section 10.1 as regards the ZKC Patents in the Retained Territory), royalty-free license, with the right to grant sublicenses through one or multiple tiers in accordance with Sections 4.4 and 4.6, under the ZKC Patents and ZKC Know-How to research, develop, use, have used, sell, offer for sale, have sold, keep, import, export, make and have made Licensed Antibodies and Licensed Products for the Licensed Field in the Retained Territory or to make and have made Licensed Antibodies and Licensed Products anywhere in the world for supply to Zenyaku and Theraclone’s Other Licensees, all to the extent that ZKC has the right to grant licenses thereunder on the terms and conditions of this Agreement.

(c)                Without making any admission as to the Coverage or lack of Coverage of the Patents licensed hereunder, and without indicating any concern or making any admission regarding any given Third-Party intellectual property known to the parties as of the Effective Date, if Theraclone or ZKC believes that technology related to the subject matter hereof is controlled by a Third Party, which technology may be valuable to the commercialization of the Licensed Products hereunder (“Additional Technology”; Additional Technology may include formulation, use, dosing regimen, manufacturing or other intellectual property), Theraclone or ZKC as appropriate shall present such Additional Technology to the Joint Steering Committee. All Joint Steering Committee discussions of Additional Technology shall be conducted with legal counsel (whether from the party’s in-house legal department or outside counsel to such party, as elected by such party) present, so as to maintain legal privilege for the discussions, and the parties shall reasonably cooperate to take such other reasonable measures as may be advised by counsel in order to maintain such privilege (such as, but not limited to, entering into a customary common interest/joint defense agreement prior to commencing any such discussions, or refraining from stating opinions regarding Patent Coverage, validity and enforceability in writing). The Joint Steering Committee shall then determine whether licenses to, and/or acquisitions of, such Additional Technology should be made for the Territory, the party that shall approach and negotiate with any such Third Party(ies) and the terms of any agreement(s) with any such Third Party(ies). All costs and expenses to be incurred in connection with obtaining such a license or acquisition for the Territory shall be subject to approval of the JSC, irrespective of which party is selected to negotiate with such Third Party(ies). No such Third Party license and/or acquisition shall be effective with respect to ZKC or Theraclone, as the case may be, unless and until ZKC or Theraclone, as the case may be, specifically agrees in writing to abide by the applicable terms and conditions of any such license and/or acquisition (which terms are consistent with this Agreement), and to make such payments and/or royalties as are mutually agreed by the parties. Nothing set forth in this Section 4.1(c) shall limit the ability of either party to procure technology for their own account or for license to Third Parties, provided, however, that in the case of Additional Technology the parties shall first have completed the determination set forth above and determined that such Additional Technology will not be licensed or acquired pursuant to this Section.

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Notwithstanding the foregoing, for Third-Party Patent or Know-How licenses or acquisitions signed within three (3) years after the Effective Date (“First-3-Years Additional Technology”) (i) the parties hereby agree that ZKC shall be solely responsible for the first [***] of Third Party royalties that are payable on annual Net Sales of a Licensed Product (determined on a Licensed Product-by-Licensed Product basis) in the Territory for First-3-Years Additional Technology, and Theraclone shall be solely responsible for Third Party royalties that are payable on annual Net Sales of a Licensed Product in the Territory for First-3-Years Additional Technology in excess of such [***] (determined on a Licensed Product-by-Licensed Product basis), (ii) in the event that any such agreements include upfront payments, milestone payments, or any other form of payments (other than royalties), then all such payments and the party responsible for making such payments shall need to be approved by the JSC prior to entering into any agreement for such Additional Technology, and (iii) notwithstanding the above, ZKC shall be free from (and Theraclone shall solely bear) such royalty payment for additional Third Party technology which is obtained after the third anniversary of the Effective Date (i.e., all Additional Technology other than First-3-Years Additional Technology).

The mechanism set forth in the following paragraph shall only be applicable if the JSC cannot agree as to obtaining a license to some Additional Technology in connection with the commercialization of a Licensed Product in the Territory. If, after at least two (2) quarterly meetings at which the matter is discussed, the JSC cannot agree as to whether any item of Additional Technology should be licensed for the Territory, then they shall engage an experienced patent attorney mutually acceptable to the parties -- and who does not otherwise perform work for either party or any of its Affiliates and is not affiliated with them -- (a “Patent Expert”) to advise the parties and make the decision. They shall engage such Patent Expert within thirty (30) days after the second such quarterly meeting at which consensus is not reached, if requested in writing by either party. (If the parties cannot agree as to who such attorney shall be within such time period, then the total of two (2) nominees of the parties (one from each party) shall select a third Patent Expert who shall be the attorney to resolve the dispute. If such two (2) people cannot agree on the third person, then the arbitral body referred to in Article 12 shall select the Patent Expert who shall be the attorney to advise the parties and make the decision.) The parties shall share equally the expenses incurred for the services of such Patent Expert. The parties shall manage the engagement of the Patent Expert in a manner so as best to protect the privilege of the advice rendered by the Patent Expert and the parties’ communications with the Patent Expert. Within fifteen (15) days after engaging the Patent Expert, the parties shall each submit up to twenty (20) pages of documentation to the Patent Expert. Within five (5) business days thereafter, the parties shall convene a discussion with the Patent Expert during which each party may orally present its position as to the desirability of licensing the Additional Technology for no more than two (2) hours. The parties shall require the Patent Expert to render his or her guidance as to the desirability of licensing the Additional Technology within five (5) business days after the oral presentations. No party shall engage in any communications with the Patent Expert in which the other party is not included or copied. The parties shall accept and follow the Patent Expert’s guidance on the desirability of licensing the Additional Technology. The Patent Expert shall also decide which party shall be the licensing party for Additional Technology that the Patent Expert advises and decides should be licensed. The standard that the Patent Expert shall apply in making the decision whether any item of Additional Technology should be licensed shall be: If a license under Additional Technology is reasonably required in order to avoid claims of patent infringement that are reasonably likely not to be discussed at a preliminary summary judgment stage, then the Additional Technology should be licensed.

*Confidential Treatment Requested.

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(d)               Without limiting or altering subsection (c), prior to in-licensing any Additional Technology for the Territory, Zenyaku shall confer with Theraclone in order to learn from Theraclone whether Theraclone desires rights for the Retained Territory. If Theraclone does, and agrees to pay all financial obligations for the Retained Territory, then Zenyaku (if it is the licensing party) shall use commercially reasonable efforts to try to include in the in-license rights for Theraclone’s use for the Retained Territory.

(e)                Each sublicense or license under Additional Technology granted by a party to the other party under this Agreement shall be subject to the terms and conditions of the in-licensing or acquiring party’s agreement with the Third Party governing the in-licensing or other acquisition of the rights, provided such terms and conditions are consistent with this Agreement.

(f)                If the JSC has decided to license any Additional Technology, or the Patent Expert has decided that the parties shall license any Additional Technology, and that Theraclone shall be the licensing party, then: Theraclone shall obtain Control of such Additional Technology for at least the Territory in the form of an agreement reviewed and approved by Zenyaku prior to signing (such approval not to be unreasonably withheld, delayed or conditioned); if such Additional Technology falls within the First-3-Years Additional Technology and within the [***] limit stated in paragraph (c), then Zenyaku shall be responsible for royalties under the license for such Additional Technology up to the cap of [***] of Net Sales in the Territory aggregated across all First-3-Years Additional Technology (“Zenyaku Additional Technology Costs”) and shall reimburse Theraclone promptly on a quarterly basis for such Net Sales royalties for which Zenyaku is responsible; and Theraclone shall be responsible for all other payments to the licensor. If Theraclone fails to license the Additional Technology as decided by the JSC or the Patent Expert within six (6) months after the decision, then Zenyaku is entitled to take the license for the Territory and to credit all payments to the licensor thereunder, other than the Zenyaku Additional Technology Costs, against payments due Theraclone under this Agreement.

(g)               If the JSC has decided to license any Additional Technology, or the Patent Expert has decided that the parties shall license any Additional Technology, and that Zenyaku shall be the licensing party, then Zenyaku shall in-license the Additional Technology for the Territory and shall be entitled to credit all payments to the licensor under the in-license, other than the Zenyaku Additional Technology Costs, against payments due Theraclone under this Agreement.

*Confidential Treatment Requested.

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(h)               Even if Theraclone is the licensing party, the claims of Patents in Additional Technology are never considered Valid Claims or Pending Claims under this Agreement and are not royalty-bearing to Theraclone under this Agreement.

4.2              Right of First Refusal Regarding Mimetic Research. With respect to all Know-How, and all Patents on inventions in each case developed or invented in connection with the M2e and HA mimetic research as described in Section 2.5, or any product candidate or product discovered or suggested in such research or in any research funded by the research extension payments in subsection (b) below (“Mimetics IP/Candidates”), Zenyaku shall have a right of first refusal as follows:

(a)               A “Potential Mimetics Transaction” is a transaction for the grant of a license, sublicense or covenant not to sue; sale; assignment; or other transfer to a Third Party (or grant to a Third Party of an option for any of the foregoing rights) with respect to any Mimetics IP/Candidate(s) in the Territory.

(b)               The “ROFR Period” is the time from Zenyaku’s receipt of the final report of data from the research under Section 2.5 until [***]. Up to [***] times, Zenyaku may extend the ROFR Period by one year by paying Theraclone an additional [***] in research and development funding for M2e Mimetics IP/Candidates or HA Mimetics IP/Candidates (or both) for each extension (so that the longest the ROFR Period may become is [***] for either M2e Mimetics IP/Candidates or HA Mimetics IP/Candidates, or both). To be clear, Zenyaku may elect to extend the ROFR Period with respect to (i) Potential Mimetics Transactions pertaining to M2e Mimetics IP/Candidates (in which case Zenyaku would pay [***] per extension), (ii) Potential Mimetics Transactions pertaining to HA Mimetics IP/Candidates (in which case Zenyaku would pay [***] per extension), or (iii) Potential Mimetics Transactions pertaining to both M2e Mimetics IP/Candidates and HA Mimetics IP/Candidates (in which case Zenyaku would pay [***] per extension). To avoid doubt, Theraclone shall provide ZKC with any and all updates to the data regarding Mimetics/IP Candidates.

(c)                During the ROFR Period, Theraclone shall not grant any rights outside the Territory as part of or in connection with a Potential Mimetics Transaction (i.e., shall not mix Territory and ex-Territory rights in the same transaction), whether or not having followed the procedures in the remainder of this Section first, notwithstanding anything implied to the contrary below.

(d)               If during the ROFR Period, Theraclone decides, intends, or will negotiate terms (including responding to inquiries initiated by another) of a Potential Mimetics Transaction, Theraclone shall first notify ZKC in writing. Without limiting Section 5.5, Theraclone shall state in such notice the following items regarding such Potential Mimetics Transaction: identify the product candidate(s), the licensed field, and the economics so that ZKC may evaluate the Potential Mimetics Transaction. ZKC shall have sixty (60) days to determine if ZKC wishes to negotiate with Theraclone the terms of the Potential Mimetics Transaction.

(e)                Prior to the end of such 60 days, Theraclone and its Affiliates shall not discuss the Potential Mimetics Transaction (including negotiating terms) with any Third Party, unless Zenyaku earlier indicates in writing it declines to discuss the Potential Mimetics Transaction with Theraclone.

*Confidential Treatment Requested.

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(f)                If Zenyaku timely notifies Theraclone in writing that Zenyaku chooses to negotiate the terms of any given Potential Mimetics Transaction, then the parties shall negotiate in good faith, and exclusively with each other, such terms for a period of one hundred twenty (120) days. During this time, both parties shall be reasonably available for discussion, both parties shall respond in a reasonably time to term sheets and drafts, and Theraclone shall not discuss or negotiate terms for such Potential Mimetics Transaction with any Third Party.

(g)               If the parties reach agreement during such one hundred twenty (120) days, then they shall sign the definitive written agreement (which shall be substantially in the form of this Agreement, excepting the economics and other non-relevant provisions -- e.g., this Section 4.2) for the potential Mimetics Transaction within that one hundred twenty (120) days.

(h)               If the parties fail to reach written agreement within such one hundred twenty (120) days, then Theraclone shall be entitled to discuss such Potential Mimetics Transaction with Third Parties, and in the following twelve (12) months may conclude an agreement with a Third Party for such Potential Mimetics Transaction provided that Theraclone shall not enter into any agreement with any Third Party on terms more favorable to the Third Party than the terms in Theraclone’s notice in subsection (d) or the last proposal by Theraclone in the negotiations in subsection (f), nor less favorable to Theraclone than Zenyaku last offered to Theraclone in the negotiations of subsection (f) in all cases, for such Potential Mimetics Transaction. If Theraclone does not sign the definitive agreement with the Third Party within such twelve (12) months, then, during the remainder of the ROFR Period, Zenyaku’s rights under this Section shall again apply to such Potential Mimetics transaction.

(i)                 Subsections (d) - (h) apply individually to each and every Potential Mimetics Transaction.

After the ROFR Period, Zenyaku shall have a right of first notice as to all Potential Mimetics Transactions as follows: If Theraclone decides, intends, or will negotiate terms (including responding to inquiries initiated by another) of a Potential Mimetics Transaction, Theraclone, thirty (30) days prior to negotiating with any Third Party with respect to such transaction, shall first notify ZKC in writing (providing in such notice the identity of the product candidate(s) and the licensed field(s) and the economics that Theraclone would propose to ZKC). Thereafter, if ZKC wishes to negotiate with Theraclone as to such transaction, then Theraclone agrees to negotiate in good faith with ZKC regarding such transaction. After the ROFR Period, Theraclone is not required to sell Territorial rights separately from extra-Territorial rights to Mimetics IP/Candidates.

4.3              Sublicenses by ZKC in the Territory. In any Sublicense to a Third Party for the grant of rights under this Article 4 ZKC will to the fullest extent applicable, (i) include provisions at least as favorable to Theraclone for the protection of Theraclone’s rights and the limitation of Theraclone’s liability exposure as the terms of this Agreement, including without limitation with respect to limitation of liability and indemnification, and (ii) contain provisions for the Sublicensee to accommodate all rights and obligations due to Theraclone by ZKC contained in this Agreement with respect to record-keeping, Theraclone’s audit rights and the grant of further sublicenses of the Sublicensed rights. ZKC shall ascertain, calculate, audit, and collect all royalties and other payments that become payable in relation to Sublicensee hereunder and take or not take (as determined in ZKC’s sole discretion) applicable enforcement action against such Sublicensee for any failure to pay or to properly calculate payments, or for any other material breach of such Sublicense Agreement. No Sublicense shall relieve ZKC of its obligations hereunder, including, but not limited to, ZKC’s obligation to pay Theraclone the milestone payments, royalty payments, share of Sublicensing Proceeds, patent expenses payments, and other payments set forth herein, on the same terms set forth herein such that Theraclone will receive at least what would have been due to Theraclone as if ZKC had completed the applicable milestones, or made sales of Licensed Product(s) or Licensed Antibodies, as were completed and made under the Sublicense Agreement by the Sublicensee. Any purported Sublicense in violation of this Section 4.3 shall be void. ZKC shall furnish Theraclone a copy of each Sublicense Agreement within fifteen (15) days of entering into such agreement for Theraclone’s records; provided that ZKC may appropriately redact such Sublicense Agreement to remove information not directly relevant to determining compliance with Theraclone’s rights under this Section.

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4.4              Sublicenses by Theraclone Outside the Territory. In any sublicense to a Third Party by Theraclone for the grant of rights by ZKC to Theraclone under this Article 4, Theraclone will, to the fullest extent applicable (i) include provisions at least as favorable to ZKC for the protection of ZKC’s rights and the limitation of ZKC’s liability exposure as the terms of this Agreement, including without limitation with respect to limitation of liability and indemnification, and (ii) contain provisions for the sublicensee to accommodate all rights and obligations due to ZKC by Theraclone contained in this Agreement with respect to record- keeping, ZKC’s audit rights and the grant of further sublicenses of the sublicensed rights. Any purported sublicense in violation of this Section 4.4 shall be void. Theraclone shall furnish ZKC a copy of each sublicense agreement within fifteen (15) days of entering into such agreement for ZKC’s records; provided that Theraclone may appropriately redact such sublicense agreement to remove information not directly relevant to ZKC’s rights under this Section. To avoid doubt, this Section applies mutatis mutandis to all License Agreements.

4.5              If during the term of this Agreement Theraclone creates a partnership outside the Territory with a company that shows interest in the Territory, and if ZKC is interested in discussing with such company regarding Sublicensing the Licensed Product in the Territory, then ZKC may enter into such discussions in good faith with such company and Theraclone shall fully assist ZKC. Zenyaku shall have no obligation to grant or discuss a Sublicense to any Third Party.

4.6              Coordination of Sublicenses and Rights of Other Licensees with this Agreement.

(a)               Zenyaku shall ensure that its agreements with Sublicensees are consistent with and impose obligations consistent with the terms and conditions regarding Sublicensees set forth in this Agreement, including Sections 2.4, 2.6, 2.7, 2.8, 2.9, 4.1(a), 4.3, 4.6, 11.2 and 15.8. Without limiting the generality of the foregoing, Zenyaku shall in particular require its Sublicensees to make available Clinical Regulatory Filings, Safety Data, and underlying detailed data as required by Section 2.6. In addition to the foregoing, in any Sublicense Agreement Zenyaku shall obtain ownership of or a sublicenseable license that is exclusive in the Territory (including the right of sublicensees to further sublicense) to: (i) all Patents claiming inventions developed by or for the Sublicensee in Licensed Product and/or Licensed Antibody related activities that if invented by Zenyaku would be Zenyaku Product Inventions (and for purposes of this Agreement they shall be deemed to be Zenyaku Product Inventions); and (ii) all Know-How developed in such activities that if owned or Controlled by Zenyaku would be Zenyaku Know- How. Information provided by a Sublicensee (or of a Sublicensee provided by Zenyaku) to Theraclone and its Other Licensees under this Section 4.6(a) shall be the Confidential Information of Zenyaku licensed to Theraclone in accordance with this Agreement.

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(b)               Similarly, Theraclone shall ensure that its agreements with Other Licensees are consistent with and impose on its Other Licensees obligations consistent with the terms and conditions set forth in this Agreement, including Sections 2.3, 2.6, 2.7, 2.8, 2.9, 3.4, 4.1(a), 4.4, 4.6, 11.2 and 15.9. The last two (2) sentences of Section 4.6(a) shall apply mutatis mutandis to describe the obligations of Theraclone to obtain intellectual property and data rights from Other Licensees for the Territory. To avoid doubt, and without limiting the generality of the foregoing, this means that Theraclone must obtain ownership of or a fully sublicensable license that is exclusive in the Territory under any antibodies directed to, raised against or that bind M2e and/or HA, discovered by or for the Other Licensee in Licensed Antibody-related or Licensed Product-related activities, including all of the kinds of antibodies referred to in the definition of Licensed Antibody, including fragments and chemically modified versions of the types as described in such definition.

(c)                Both parties shall use Commercially Reasonable Efforts to obtain ownership or license rights and Control of all Know-How generated and all Patents on inventions invented by service providers performing research and/or development for such party with respect to Licensed Antibodies and/or Licensed Products, which Know-How and Patents would be included in the party’s Zenyaku Know-How or Theraclone Know-How and ZKC Patents or Theraclone Patents if the applicable Know-How or invention claimed in such Patent had been generated or invented by such party. Such license rights and Control may be on an exclusive or a non-exclusive basis.

4.7              Trademarks. Theraclone shall be responsible for the selection, registration and maintenance of the primary, product-specific trademarks which will be employed in connection with the Licensed Products in the Territory, which product-specific trademarks shall be the local (in the Territory) version of the worldwide trademarks for the commercialized Licensed Products. Theraclone shall own and/or Control any such trademarks and shall ensure that such trademarks and use thereof by ZKC in the Territory does not infringe any rights of Third Parties, provided that prior to selection of such trademarks, Theraclone shall provide ZKC an opportunity to review and comment on any such trademark together with the results of Theraclone’s non- infringement searches and analysis related to such trademark and Theraclone shall, in good faith, take ZKC’s comments into consideration in Theraclone’s selection of such trademarks. Theraclone shall have all trademark infringement liability for trademark infringement by use of the trademarks referred to above in this Section. In addition to the trademarks referred to above in this Section, it is understood and agreed that the label for each Licensed Product may include the trademarks and company names of the marketing entity (whether Zenyaku, its Affiliate, or a Sublicensee or Distributor), and shall -- if requested by Theraclone and legally permitted -- contain Theraclone’s name or logo (as determined by Theraclone), in a type font or size no smaller (unless otherwise agreed by Theraclone) and no larger (unless otherwise agreed by Zenyaku) than 50% of the size of the type font in which the marketing entity’s name is written or size in which such marketing entity’s logo appears, or if smaller, the maximum percentage allowed by applicable law in the Territory. If a local version of the global Licensed Product-specific trademark is not available or appropriate in Japan (or would infringe a Third-Party trademark in Japan), then after discussion with Theraclone through the JCC, Zenyaku as the local company with marketing expertise in Japan shall be entitled to select and own the local Licensed Product trademark, and shall have any liability for Third Party trademark infringement by such local Licensed Product trademark selected by Zenyaku.

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5.                  Payments.

The parties agree to make the following payments to each other in US Dollars by wire transfer of immediately available funds:

5.1              License Fee and Research and Development Funding and Phase I Clinical Trial Funding.

(a)               Within ten (10) business days after the Effective Date, ZKC shall pay to Theraclone a non-creditable, non-refundable licensing fee of [***] to be made via wire transfer of immediately available funds.

(b)               In addition, ZKC may make the following non-refundable research and development funding payments in the following amounts in accordance with the progress of development of the Licensed Product and this Section 5.1(b). Without limiting Theraclone’s reporting obligations under Section 2.3, in order for ZKC to review the progress of development (and to examine the potential of Licensed Product in the Licensed Field and to evaluate the feasibility in Zenyaku’s opinion of the development and commercialization program contemplated by this Agreement), commencing on the Effective Date and during the research and development funding payments, Theraclone shall provide ZKC with a summary report at least forty-five (45) days prior to each payment’s expected date summarizing the progress of development of the Licensed Product. If ZKC wishes to continue funding Theraclone’s research and development efforts under the Development Plans, then ZKC shall notify Theraclone within such forty-five (45) day period whether Zenyaku will make the corresponding research and development funding payment provided in the table below or whether it chooses instead to terminate its rights to Licensed Antibodies and Licensed Products under this Agreement pursuant to Section 15.3 (which termination is required if Zenyaku chooses not to make the scheduled payment). If Zenyaku has chosen to continue funding, then it shall make the scheduled payment within an additional fifteen (15) days. Failure to make the payment under such circumstance shall be actionable by Theraclone under Section 15.4.

*Confidential Treatment Requested.

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Research and Development Funding Payments

EXPECTED PAYMENT DATE	AMOUNT (US $) IF ZKC WISHES TO CONTINUE FUNDING
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

If ZKC wishes to continue funding as set forth above, the payment amounts set forth above shall be paid directly to Theraclone. [***] of each of the expected payments for [***] shall be creditable to the payments due from ZKC for Theraclone’s mimetic research as set forth in Section 5.4. Except as may be passed through to ZKC by means of the potential ZKC payments as described above, Theraclone shall be responsible for bearing all clinical and development costs in the United States (and all other costs for the Retained Territory) and ZKC will be responsible for bearing all clinical and development costs in the Territory.

5.2              Milestone Payments.

In addition to the amounts payable pursuant to Section 5.1 above, ZKC also agrees to pay Theraclone the following milestone payments for the first Licensed Product to reach each of the following milestones (for purposes of clarity each of the milestone payments shall only be made once), to be made via wire transfer of immediately available funds, within thirty (30) days following (i) in the event such milestone is achieved outside of the Territory (by or for Theraclone), ZKC’s receipt of a written notice as well as documentary evidence of achievement of each of the following milestones, or (ii) in the event such milestone is achieved in the Territory (by or for Zenyaku or its Affiliate or Sublicensee), achievement of such milestone:

DEVELOPMENT MILESTONES FOR THE FIRST LICENSED PRODUCT TO REACH SUCH MILESTONE	PAYMENT (US $)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]. Accordingly, a maximum of [***] United States dollars is payable under this Section 5.2.

5.3              Sharing of Sublicensing Proceeds by ZKC.

In addition to the amounts payable pursuant to Sections 5.1 and 5.2 above, ZKC also agrees to pay Theraclone for each Licensed Product, a share of all Sublicensing Proceeds received by ZKC in connection with Sublicensing Agreements, the amount of which shall be dependent upon the stage of development of the Licensed Product at the time of execution of the Sublicensing Agreement pursuant to which the Sublicensing Proceeds are paid, as follows:

*Confidential Treatment Requested.

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STAGE OF DEVELOPMENT OF LICENSED PRODUCT (ANYWHERE IN THE WORLD) AT TIME OF EXECUTION OF SUBLICENSING AGREEMENT	SHARE OF SUBLICENSING PROCEEDS
[***]	[***]
[***]	[***]
[***]	[***]

All such payments shall be made by ZKC to Theraclone via wire transfer of immediately available funds within thirty (30) days of ZKC’s receipt of the corresponding Sublicensing Proceeds.

5.4              Research Funding for Structured Mimetic of M2e and of HA. By [***], ZKC shall pay to Theraclone a research funding payment of [***] to cover the research costs for Theraclone to engage in the research outlined in Exhibit E-1, unless ZKC has made the expected payment for [***] as set forth in Section 5.1 above, in which case such expected payment shall be fully creditable to the foregoing research funding payment. By [***], ZKC shall pay to Theraclone a research funding payment of [***] to cover the research costs for Theraclone to engage in the research outlined in Exhibit E-2, unless ZKC has made the expected payment for [***] as set forth in Section 5.1 above, in which case such expected payment shall be fully creditable to the foregoing research funding payment. It is understood and agreed that these payments will be fully paid by the credits described in Section 5.1 unless this Agreement earlier terminates.

5.5              Milestone Payments for Structured Mimetic of M2e and HA. In the event that ZKC enters into a license agreement(s) with Theraclone for the structured mimetic for M2e and/or for HA, pursuant to Section 4.2 above (i.e., the parties sign a definitive agreement for a Potential Mimetics Transaction), then Theraclone hereby agrees that such license agreement(s) will, similar to Section 5.2 above, limit the milestone payments such that ZKC will only be obligated to make a single milestone payment for each milestone reached, by the first licensed product to reach it, and no milestone payments shall be due if subsequent licensed products reach the applicable milestones.

5.6              Payments by Theraclone with respect to the Retained Territory.

(a)               Licensing Proceeds. Theraclone shall pay to Zenyaku a share of Theraclone’s and its Affiliates’ Licensing Proceeds based on the time of receipt by them of the Licensing Proceeds as follows:

TIME OF RECEIPT OF LICENSING PROCEEDS	PERCENTAGE OF LICENSING PROCEEDS TO BE PAID TO ZENYAKU
[***]	[***]
[***]	[***]
[***]	[***]

*Confidential Treatment Requested.

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All such payments for Licensing Proceeds shall be made by Theraclone to ZKC via wire transfer of immediately available funds within thirty (30) days of Theraclone’s receipt of such Licensing Proceeds. Theraclone shall provide to Zenyaku, at the time of each such payment, a report reasonably detailing the nature and calculation of the Licensing Proceeds being paid. Notwithstanding the foregoing, for Licensing Proceeds in the form of a markup in excess of a [***] markup on the fully burdened costs of supply for bulk or vialed product (as more fully described in Section 8.1 below), such Licensing Proceeds shall be reportable and payable on a quarterly basis, within forty-five (45) days after the end of each calendar quarter in which this form of Licensing Proceeds is received.

(b)               Share of Net Sales Royalties. With respect to royalties on net sales of Licensed Product solely in the Licensed Field in the Returned Royalty Territory, Theraclone shall pay to Zenyaku [***] of such royalties received by Theraclone and/or its Affiliates. The mechanics of payment for reporting and payment of such royalties shall be the same as in Section 6.1, applied mutatis mutandis.

(c)                Licensing Proceeds and Share of Net Sales Royalties Under Certain Assignments of This Agreement. Without limiting Article 13, if Theraclone (in one or a series of related transactions) sells all or substantially all of its assets to a Third Party (including any Other Licensee), or enters into any merger or consolidation with or into a Third Party (including any Other Licensee) other than a merger or consolidation in which the holders of more than fifty percent (50%) of the shares of capital stock of Theraclone outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Theraclone or such surviving entity outstanding immediately after such transaction (the initially mentioned merger or consolidation, an “Acquisition” and the acquiring party, the “Acquiror”), or such surviving entity enters into an Acquisition, Theraclone shall include as a condition of such Acquisition that Zenyaku shall receive the following: (i) if the Acquiror is an Other Licensee for all of the Retained Territory and the License Agreement to which the Other Licensee is a party provides for Licensing Proceeds and royalties on net sales for which Zenyaku is entitled to receive a share pursuant to subsections (a) and (b) above, Zenyaku shall receive at least what would have been due to Zenyaku as if such License Agreement had remained in place and all Licensing Proceeds and royalties had been paid under it, even if as a result of the Acquisition the underlying License Agreement is terminated (e.g., if a big-pharma Acquiror cancels the License Agreement after acquiring rights through a License Assignment in the form of an acquisition of Theraclone); and (ii) in all cases other than that of clause (i), if Theraclone at the time retains rights to sell Licensed Products for the Licensed Field in the Returned Royalty Territory (and thus the Acquiror obtains access to such rights through the Acquisition), then Theraclone shall require, as part of such Acquisition, that the Acquiror pay to ZKC royalties on annual Net Sales of Licensed Product (calculated on a Licensed Product-by-Licensed Product and country-by-country basis) for sales in countries in the Returned Royalty Territory during the applicable Royalty Term and at the base rates set forth in Section 5.7 and subject to the reductions, adjustments, and Royalty Terms as set forth in Sections 5.7 and 5.8 applied mutatis mutandis, and the mechanics of payment for reporting and payment of such royalties shall be the same as in Section 6.1, applied mutatis mutandis.

*Confidential Treatment Requested.

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(d)               Clarification Regarding Assignment. For the sake of clarity with regard to Section 5.6(c)(i) and as a non-limiting clarification and example, the parties acknowledge that if Theraclone assigns this Agreement, the Patents related to this Agreement or any interest hereunder, such assignment meets the definition of a License Agreement giving rise to Licensing Proceeds, and the assigned Patents shall remain wholly subject to the terms and conditions of this Agreement, including the licenses to Zenyaku.

5.7              Royalties for Licensed Product.

(a)               Base Rates. Royalties on annual Net Sales of Licensed Product (calculated on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term in each country) in the Territory shall be paid to Theraclone by ZKC on the timing stated in Section 6.1 as follows:

ANNUAL NET SALES OF LICENSED PRODUCT IN THE TERRITORY	ROYALTY
[***]	[***]
[***]	[***]
[***]	[***]

The royalty rates under this Section are incremental with respect to the annual Net Sales of the Licensed Product sold in the Territory. For example, by way of illustration, if annual Net Sales of a Licensed Product in the Territory is [***], ZKC will owe Theraclone [***], which is equal to: [***]. The royalty rates under this Section shall be subject to reduction in accordance with this Section 5.7.

(b)               Up-to-[***] Reduction for Patent Expiry or Generic or Biosimilar Competition. Either of the following that is applicable, but not both as to royalties on the same Net Sales, shall apply:

(i)                 Patent Expiry. If there is no Valid Claim due to a Theraclone Patent or Pending Claim due to a Theraclone Patent Covering a given Licensed Product in the country of sale, the royalty rates under this Section shall be reduced by [***] of the amounts otherwise payable with respect to Net Sales of such Licensed Product in such country for the remainder of the Royalty Term in such country.

(ii)               Generic or Biosimilar Competition. If a Generic Version of a Licensed Product enters the market in the Territory, the royalty rates under this Section shall be reduced by [***] for such Licensed Product in the Territory for the remainder of the Royalty Term for such Licensed Product in the Territory.

(c)                Combination Product Proportional Adjustment. If any Licensed Product contains one or more active ingredients (including adjuvants) other than Licensed Antibody(ies) (such other active ingredients, “Other Active Ingredients” and such a product, a “Combination Product”), then [***]. In the first instance, [***] shall be as determined reasonably and in good faith by Zenyaku. Zenyaku shall disclose its determination of these values to Theraclone. Theraclone shall respond within thirty (30) days whether Theraclone agrees. If Theraclone disagrees, then the parties shall negotiate and either agree on such values in good faith, or, if thirty (30) additional days after Zenyaku’s original disclosure the parties have not agreed in writing, then they shall, within thirty (30) days thereafter, engage an independent person with at least fifteen (15) years in senior management positions in the biopharmaceutical industry, including positions with responsibility for sales and marketing and/or finance. Such person (the “Valuation Expert”) shall not be affiliated with or be an advisor to either of the parties. If the parties cannot agree as to who the Valuation Expert shall be within such time period, then the mechanism for selecting such person shall be the same as that used with the Patent Expert in Section 4.1(c). The procedures that shall be used with the Valuation Expert shall be the same as those used with the Patent Expert in Section 4.1(c). The Valuation Expert’s findings as to the appropriate values for A and B shall be binding on both parties absent proven fraud and shall apply retroactively. The standard that the Valuation Expert shall apply to determine A and B shall be that each should represent the fair market value contribution of the Licensed Antibody and the Other Active Ingredient(s), respectively, to the value and selling price of the Combination Product.

*Confidential Treatment Requested.

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Royalties on Combination Products shall be due only on adjusted (as in this subsection) Net Sales, not actual Net Sales; provided, however, in no event shall adjusted (as in this subsection) Net Sales be less than [***] of actual Net Sales for purposes of determining royalty payments due under this Agreement.

5.8              Royalty Term. Subject to Section 5.11 of this Agreement and the second sentence of this Section, royalties shall be earned and paid to Theraclone until the later to occur, on a country-by-country and Licensed Product-by-Licensed Product basis, of (i) the date the last Valid Claim or Pending Claim Covering such Licensed Product expires (or otherwise ceases to be a Valid Claim or Pending Claim) in such country, determined on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) expiration of ten (10) years from Commercial Launch of such Licensed Product in such country, determined on a Licensed Product-by-Licensed Product and country-by-country basis (such period, the “Royalty Term” for that Licensed Product in that country). All Licensed Products containing the same Licensed Antibody(ies) are considered to be a single Licensed Product for purposes of this Section. In addition, if a Licensed Product is later incorporated into a Combination Product, this shall not restart the 10-year time period under clause (ii) of this Section.

5.9              Currency. Except as provided in Section 5.10 below regarding currency transfer restrictions, all amounts payable to Theraclone under this Agreement shall be payable in United States Dollars by wire transfer of immediately available funds to a bank account designated by Theraclone. Net Sales during a month shall be translated on a monthly basis from Japanese Yen to US Dollars by using an average rate of exchange of such month. This average shall be computed using the closing Telegraphic Transfer Selling (TTS) Rate of exchange quoted by the Tokyo-Mitsubishi Bank in Tokyo (or if it no longer exists its successor, or if no successor to it exists then a similarly reputable financial institution) as of the end of such month plus the rate as of the end of the prior month and dividing by two (2). A similar exchange mechanism shall be used for sales in other countries in the Territory.

*Confidential Treatment Requested.

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5.10          Currency Transfer Restrictions. If payment or transfer of funds out of a country in the Territory shall be prohibited by law or regulation, the parties hereto shall confer regarding the possibility of payment of royalties to Theraclone in local currency to a bank account in the prohibited country or the renegotiation of royalties for such sales, and in the absence of any other agreement by the parties, such funds payable to Theraclone shall be deposited in whatever currency is allowable by ZKC in an accredited bank in that country that is reasonably acceptable to Theraclone.

5.11          Royalty Payments Upon Termination. The parties’ obligations with respect to payment of royalties after expiration or termination of this Agreement are set forth in Article 15 below.

5.12          Withholding Tax. All payments made by ZKC under this Agreement shall be made to Theraclone with the deduction of withholding tax (if any) imposed upon such payment. If requested by Theraclone, ZKC shall cooperate with Theraclone regarding the accurate characterization of payments so that it may take advantage of any and all benefits under any Japan-US Tax Treaty (or similar tax treaty for other countries in the Territory) and any filing fees or other governmental fees shall be at the cost and expense of Theraclone.

5.13          Past Due Amounts. Any past due payments under this Agreement shall accrue interest until paid at the greater of [***]. Notwithstanding the foregoing, if such rate is greater than the maximum rate permitted by law, then such rate will be reduced to the maximum rate permitted by law.

6.                  Reports, Payments and Accounting.

6.1              Payments and Reports.

(a)               Beginning with the quarter of the first Commercial Launch in the Territory, ZKC agrees to make written reports (in a reasonable format) regarding the payments set forth in Section 5.7, to Theraclone within forty-five (45) days after the close of each calendar quarter during the term of this Agreement until the last Royalty Term expires. These reports shall show for such calendar quarter sales by ZKC, its Affiliates and Sublicensees of Licensed Product, the aggregate amount of gross invoices, the aggregate amount of deductions in each category (a)-(e) in the definition of Net Sales in Section 1, Net Sales and the royalties due to Theraclone pursuant to Section 5.7 and royalties due for Additional Technology pursuant to Section 4.1(c) and Section 4.1(f). Concurrently with the making of each such report, ZKC shall make payment to Theraclone of (i) amounts payable under Section 5.7 for the period covered by such report and (ii) all other amounts accrued under this Agreement which have not been previously paid as required, unless otherwise provided hereunder. All payments due to Theraclone by ZKC under this Agreement that are subject to withholding tax under the laws of Japan shall, in accordance with Section 5.12, be made net of Japanese (or other countries within the Territory, as applicable) withholding tax.

(b)               Theraclone agrees to submit a detailed statement of account to ZKC within thirty (30) days after the close of each calendar quarter for any costs or expenses incurred during such calendar quarter related to patents and other expenses agreed to be paid or reimbursed by ZKC. The costs and expenses of patent filings shall be as set forth in Section 10.

*Confidential Treatment Requested.

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(c)                Each party shall report quarterly to the other party within forty-five (45) days after the end of the calendar quarter on Licensing Proceeds or Sublicensing Proceeds received by the reporting party during such calendar quarter.

6.2              Termination Report. ZKC also agrees to make a written report (in a reasonable format) within ninety (90) days after the date on which ZKC, its Affiliates or Sublicensees sell the last Licensed Product on which a royalty is due under this Agreement, stating in such report the same information required for quarterly reports provided under Section 6.1 hereof.

6.3              Accounting. ZKC agrees to keep clear, accurate and complete records for a period of at least three (3) years for each reporting period in which sales of Licensed Product occur on which a royalty is due under this Agreement, in sufficient detail to determine amounts payable pursuant to Sections 5.7, 4.1(c) and 4.1(f) hereof. ZKC further agrees to permit such records to be examined from time to time (but not more than once a year or one time with respect to the same set of records) by an independent accounting firm selected and paid by Theraclone and reasonably satisfactory to ZKC. Such examination shall occur only on reasonable prior notice during regular business hours during the term of this Agreement and for three (3) years thereafter, provided, however, that such examination shall not (i) be of such records for more than the prior three (3) years, (ii) take place more often than once a year, or (iii) cover any such records which date prior to the date of the last examination, and provided further that such accountants shall report to Theraclone only as to the accuracy of the royalty statements and payments. Copies of such reports shall be supplied to ZKC. In the event the report demonstrates that ZKC has underpaid Theraclone, ZKC shall pay the amount of such underpayment immediately upon request of Theraclone and to the extent such underpayment is more than [***] otherwise due for the audited period, ZKC shall reimburse Theraclone for the expense of the audit. This Section shall apply mutatis mutandis with respect to Theraclone’s obligation to keep (and ZKC’s right to audit) records regarding the amounts payable by Theraclone to ZKC pursuant to Section 5.6.

6.4              Confidentiality of Reports. Each party agrees that the information set forth in (i) the reports required by Sections 6.1 and 6.2 and (ii) the records subject to examination under Section 6.3, shall be subject to Section 11 hereof and maintained in confidence by the receiving party and the applicable independent accounting firm, shall not be used by such party or such accounting firm for any purpose other than verification of the payments due under this Agreement, and shall not be disclosed by the receiving party or such accounting firm to any other person except for purposes of enforcing this Agreement, and except as allowed under Section 11.

7.                  Commercial Development.

7.1              Diligence by ZKC. Prior to the Start Time, and until and unless the Start Time occurs, Zenyaku shall have no diligence obligations express or implied under or in connection with this Agreement, at law or in equity. Beginning as of the Start Time (defined below in this Section), ZKC shall use Commercially Reasonable Efforts to develop and commercialize at least one (1) Licensed Product for the Licensed Field in the Territory. The scope of such development and commercialization activities shall include clinical development, seeking Regulatory Approval as warranted by the data, and providing for a reasonable Commercial Launch if Regulatory Approval is obtained in the Territory. The activities and achievements of any Affiliates and Sublicensee(s) shall be counted towards ZKC’s satisfaction of its diligence obligations under this Agreement. The clinical work performed by or for Zenyaku under this Agreement shall be in accordance with the then-current Zenyaku Development Plan shared with Theraclone as described in Article 2. It is understood and agreed that, because Zenyaku’s development program for the Territory will likely commence after the results of successful Phase II Clinical Trials in a country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH (by or for Theraclone) are known and Phase III Clinical Trials commence in a country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH: (a) other than JSC participation, Zenyaku is not required to commence development under this Agreement until after the first patient is dosed in a Phase III Clinical Trial of Licensed Product (“Start Time”) (although Zenyaku may choose to do so); (b) Zenyaku shall disclose its initial Development Plan to Theraclone on the timeline as stated in Section 2.1; and (c) review and discussion of the Zenyaku Development Plan shall be as provided for in Article 3 (with Zenyaku retaining decision making authority as provided for in that Section).

*Confidential Treatment Requested.

33

7.2              Diligence by Theraclone. Theraclone shall use Commercially Reasonable Efforts to (i) develop the Lead M2e Candidate Antibody and the Lead HA Candidate Antibody to the extent set forth in the original Theraclone Development Plan attached to this Agreement at signing through Phase I Clinical Trials, (ii) take either the Lead M2e Candidate Antibody or the Lead HA Candidate Antibody (or another Licensed Antibody or combination product as agreed to by the JSC) past Phase I Clinical Trials, and (iii) seek Regulatory Approval for either the Lead M2e Candidate Antibody or the Lead HA Candidate Antibody (or another Licensed Antibody or combination product as agreed to by the JSC) for the U.S. market or other country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH. The activities within the scope of the foregoing diligence obligation include preclinical testing, Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials, and seeking Regulatory Approval in the U.S., or other country whose Regulatory Authorities subscribe to (and in accordance with the guidelines established by) the ICH, each to the extent reasonably supported by the data from clinical testing. Subject to the foregoing, Theraclone’s efforts in accordance with this Section shall include performing activities at least commensurate with the activities set forth in the Theraclone Development Plan as of the Effective Date. For purpose of clarity, Theraclone is only obligated to use Commercially Reasonable Efforts to take a total of one (1) product candidate past Phase I Clinical Trials.

7.3              Theraclone Development Plan Timeline. If Theraclone fails to meet the timing for any of the timing goals set forth in the Theraclone Development Plan, the parties shall meet to discuss the reason for this, and how Theraclone may overcome any impediments that have prevented Theraclone from meeting such timing, and a revised timeline for Theraclone to achieve the events described in the Theraclone Development Plan as soon as is reasonably practicable by the application of Commercially Reasonable Efforts. Within 30 days after the meeting, Theraclone shall submit a written plan (including a revised timeline) to do so to Zenyaku. If Zenyaku has any comments or questions, Zenyaku may request (and both parties shall promptly participate in) another meeting, and Theraclone shall provide within 15 days after such meeting a revised version of the plan, reasonably addressing Zenyaku’s comments. The timeline set forth in the thus-revised plan shall from that point forward be the timeline that Theraclone is required to use Commercially Reasonable Efforts to try to meet.

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8.                  Supply; Distribution of Sample Product.

8.1              Theraclone shall be responsible for supplying the Licensed Products in bulk or vialed unlabelled form to ZKC, and ZKC shall pay Theraclone for such Licensed Product at a rate equal to Theraclone’s Fully Burdened Manufacturing Cost (as defined in the Supply Agreement) [***], all as set forth in more detail and pursuant to the terms and conditions of a Supply Agreement in the form attached hereto as Exhibit F (“Supply Agreement”) and subject to reductions as set forth therein. ZKC shall use all materials provided to ZKC by Theraclone hereunder or under the Supply Agreement in compliance with all applicable foreign, federal, state or local laws and regulations. In creating the scaled up commercial manufacturing process for bulk Licensed Product, Theraclone shall use Commercially Reasonable Efforts to achieve a commercially reasonable manufacturing cost for Licensed Product.

8.2              Without limiting the licenses and other rights granted to ZKC under this Agreement, ZKC may transfer Licensed Product to a Third Party according to the following.

(a)               Prior to Commercial Launch, ZKC may request that Theraclone (and Theraclone shall), or ZKC may itself, transfer reasonable amounts of Licensed Product to academic researchers outside the Territory in connection with the performance of non-clinical studies related to the Development Plans, subject to Joint Steering Committee approval and execution of a material transfer agreement as agreed to by the Joint Steering Committee.

(b)               Prior to Commercial Launch, ZKC may transfer Licensed Product for use in clinical trials in the Licensed Field in the Territory or for other purposes in furtherance of Licensed Product development.

(c)                Subject to all terms and conditions set forth in this Agreement, following Regulatory Approval of commercial sales in the Territory, there is no restriction on ZKC’s right to transfer Licensed Product to Third Parties in the Territory.

(d)               ZKC may transfer amounts of Licensed Product to Affiliates and Sublicensees at any time.

9.                  Inventions.

Product Inventions that arise from the performance of Licensed Antibody and/or Licensed Product development and that are made by Theraclone solely or jointly (other than with an employee or agent of ZKC) (“Theraclone Inventions”) shall be owned by Theraclone.

Product Inventions which are made jointly by employees or agents of Theraclone and ZKC during the term of this Agreement shall be jointly owned by Theraclone and ZKC and treated as joint inventions (collectively, “Joint Inventions”). The nature of such joint ownership shall be that each party having the rights of co-inventors named on U.S. Patents under U.S. patent laws in the absence of a written agreement (including the right to practice the invention without having to obtain consent from and without having any duty of accounting to the other party; and including the right to license others to do the same, without having to obtain consent from and without have any duty of accounting to the other party), except solely to the extent explicitly provided to the contrary in this Agreement (including without limitation Section 10.1).

*Confidential Treatment Requested.

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Product Inventions that arise from the performance of Licensed Antibody and/or Licensed Product development and that are made by an employee or agent of ZKC during the term hereof, solely or jointly, other than with an employee or agent of Theraclone, shall be owned by ZKC (collectively, “ZKC Inventions”).

For purposes of this Section, “made by” shall mean, with respect to a party, that such party has (meaning that it or its Affiliate it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such Product Invention, and “made jointly by” shall mean that Theraclone and ZKC each have (meaning that each employs or has engaged as a consultant, or its Affiliate has done so) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such Product Invention.

Except as otherwise set forth in this Agreement, ZKC and Theraclone shall retain their respective unrestricted rights to all inventions and discoveries that are owned by them.

10.              Patents; Prosecution and Litigation.

10.1          Prosecution.

(a)               Theraclone Patents. Theraclone shall have the right to prosecute and maintain all Theraclone Patents as provided in this Section 10 and shall do so in a timely manner. Theraclone shall promptly disclose in writing to ZKC the complete texts of all Theraclone Patents as well as promptly provide ZKC with, and promptly notify ZKC of, all information and material correspondence given or received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Patent licensed herein. Theraclone agrees to keep ZKC promptly (in any event at least thirty (30) days in advance of any submission by Theraclone) and fully informed of the course of Patent prosecution or other proceedings with the applicable patent offices regarding the Patents licensed herein, including by providing ZKC with copies of all communications, search reports and Third Party observations submitted to or received from such patent offices. ZKC shall have the right to review all such Patents, communications and other proceedings (and, where such Patents, material communications and other proceedings are submitted by Theraclone, Theraclone shall allow for such review to be reasonably in advance of their submission) and make recommendations to Theraclone concerning them and their conduct in the Territory (and Theraclone shall incorporate such comments, to the extent reasonably practicable, in its communications and filings with such patent offices). ZKC shall hold all information disclosed to it under this Article 10 as Confidential Information under Article 11. ZKC shall reimburse Theraclone, within forty-five (45) days of receipt of invoice, for (a) reasonable and documented costs incurred prior to the Effective Date up to [***] and (b) reasonable and documented costs incurred after the Effective Date, in each case of (a) and (b) for the filing, prosecution and maintenance of the Theraclone Patents in the Licensed Field in the Territory that contain claim(s) directed to the Licensed Antibodies and/or Licensed Products in the Licensed Field. To be clear, such reasonable and documented costs shall be only those costs applicable to filing, prosecution and maintenance of the Theraclone Patents for the Territory (i.e., costs representing a fair and proper allocation in consideration of the market size of the Territory relative to the Retained Territory). In addition, ZKC shall pay Theraclone, within forty-five (45) days of receipt of invoice, an amount equal to [***] of the reasonable and documented costs incurred by Theraclone for the filing, prosecution, and maintenance of (a) Patent Cooperation Treaty patent applications and (b) if a Patent Cooperation Treaty patent application that designates Japan claims priority to a provisional patent application filed with the United States Patent and Trademark Office, then such provisional patent application filed with the USPTO; in the case of each (a) and (b), only if they contain claim(s) directed to the Licensed Antibodies and/or Licensed Products. Reimbursement under the foregoing sentence shall not exceed [***] per patent family. All expenses to be paid or reimbursed by ZKC pursuant to this Section shall be obligations that are separate and apart from other payment obligations described in this Agreement and shall be invoiced and paid separately.

*Confidential Treatment Requested.

36

(b)               Joint Patents. Each party shall have the right but not the obligation to file, prosecute and maintain the Joint Patents in such party’s territory. Each party shall bear its own cost in connection therewith. The parties shall mutually agree which party shall file the first priority filing for each Joint Patent.

(c)                Zenyaku Patents. If Theraclone requests on a case-by-case basis with respect to each ZKC Patent, Theraclone shall have the right to prosecute the ZKC Patents in the Retained Territory. Zenyaku shall have an approval right over such prosecution. Otherwise, the procedures shall be as provided in Section 10.1(a). All costs incurred by Theraclone with respect to such prosecution shall be at Theraclone’s sole expense and not subject to reimbursement by Zenyaku.

10.2          Abandonment. In the event Theraclone wishes to finally abandon any Theraclone Patent, or part of a Theraclone Patent, in either case in the Territory, then it shall notify ZKC at least thirty (30) days before the deadline upon which the Theraclone Patent would otherwise go abandoned if action were not taken, and ZKC shall have the right at its own expense to assume (and Theraclone shall assign to ZKC) all rights to any such Patent or part thereof in the Territory; provided, however, ZKC’s rights under this Section 10.2 shall in all respects be subject to the rights of Theraclone’s Third Party licensor(s) of such Patent or part of a Patent (if any). In the event ZKC wishes to finally abandon any ZKC Patent, or part of a ZKC Patent, in either case in the Retained Territory, then it shall notify Theraclone at least thirty (30) days before the deadline upon which the ZKC Patent would otherwise go abandoned if action were not taken, and Theraclone shall have the right at its own expense to assume (and ZKC shall assign to Theraclone) all rights to any such Patent or part thereof in the Retained Territory.

10.3          Accused Infringement of Third-Party Patents. In the event of the initiation of any suit or claim by a Third Party against Theraclone, ZKC or any Affiliate of either for patent infringement with respect to the manufacture, use, sale, distribution or marketing of the Licensed Products in the Licensed Field in the Territory, the party sued or claimed shall promptly notify the other party in writing. The party sued has the right to defend itself Each party shall assist and cooperate with the other party, in any such litigation, at the defending party’s request and expense, as applicable.

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Theraclone shall not enter into any settlement with respect to such suit or claim without ZKC’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. ZKC shall not enter into any settlement with respect to such suit or claim without Theraclone’s consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

Each party shall be responsible to pay its costs in connection with these suits, except to the extent any particular costs (such as a settlement involving a license for Additional Technology) are allocated to a given party elsewhere in this Agreement or a party has an obligation to indemnify for breach of a representation and warranty under Article 14.

If a party wishes to bring a claim for patent infringement of a Theraclone Patent or a Joint Patent as a defense to a claim by a Third Party of patent infringement (as described in the foregoing paragraph), then the procedure of Section 10.4 must be followed first.

This Section 10.3 shall in no way limit a party’s indemnification rights or obligations in Article 16, including a party’s rights to tender defense of a Third Party Claim for which such party is entitled to be indemnified and defended under such Article.

10.4          Infringement of Parties’ Patents by Third Parties.

(a)               Notification. Each party shall promptly notify the other party in writing if the notifying party reasonably believes that any Theraclone Patent or Joint Patent is being or has been infringed or misappropriated by a Third Party (such infringement, together with any that may be imminently threatened to occur by any potential Generic Version of a Licensed Product arising under the implementing procedures of 35 U.S.C. 271(e)(2) or ex-U.S. equivalent, “Infringement”).

(b)               License-Competitive Infringement of Theraclone Patents or Joint Patents.

(i)                 First Right. ZKC shall have the first right, but not the obligation, to enforce the Theraclone Patents and Joint Patents against Infringement through activities or conduct of a Third Party in the Licensed Field in the Territory that if conducted by ZKC would be within the scope of the licenses granted to ZKC in Section 4.1(a) (“License-Competitive Infringement”). ZKC shall reasonably consider Theraclone’s comments on any such enforcement activities. Except as provided in subsection (d) (regarding settlement) or in subsection (g) (regarding allocation of proceeds), ZKC shall bear all costs and expenses for enforcement under this Section 10.4(b)(i) (including the costs of Theraclone’s cooperation as required under subsection (e)).

(ii)               Back-up Right for License-Competitive Infringement of Theraclone Patents or Joint Patents. If ZKC does not bring action to prevent or abate License-Competitive Infringement within one hundred twenty (120) days (or twenty (20) days in the case of an action brought under any ex-U.S. equivalent of the Hatch-Waxman Act in the Territory) after notification thereof to or by ZKC pursuant to Section 10.4(a), then Theraclone shall have the right, but not the obligation, to bring, at its own expense, an appropriate action against any person or entity engaged in such License-Competitive Infringement directly or contributorily. However, Theraclone shall not initiate legal action without first conferring with ZKC and considering in good faith ZKC’s reasons for not bringing any such action.

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(iii)             Proceeds. Recoveries on suits under this Section 10.4(b) will be handled as provided in Section 10.4(g).

(c)                Participation of the other Party with Respect to Infringement Suits. If a party brings an action against infringement under Section 10.4(b), the other party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such party shall cooperate fully with the party bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action (all at the expense on a pass-through basis of the prosecuting party).

(d)               Settlement. Theraclone shall not settle a claim brought under this Section 10.4 in a manner that would limit or restrict the ability of ZKC to sell Licensed Products for use in the Licensed Field, impair the exclusivity of ZKC’s license rights under this Agreement, or otherwise limit or restrict the ability of ZKC to fully enjoy the benefits of the exclusive licenses to ZKC in this Agreement, in each case without the prior written consent of ZKC (which consent shall not be unreasonably withheld, conditioned or delayed). ZKC shall not settle a claim brought under this Section 10.4 involving Theraclone Patents or Joint Patents in a manner that would limit or restrict the ability of Theraclone to sell, practice, license and fully enjoy the benefits of the Theraclone Patents or Joint Patents outside the scope of the exclusive licenses to ZKC in this Agreement or that shortens the life of the Theraclone Patents or Joint Patents or that would narrow their scope, in each case without the prior written consent of Theraclone (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)                Cooperation. Each party shall reasonably cooperate with the other party in any and all suits under Section 10.4(b), at the expense of the party bringing suit (on a purely pass-through basis), including being joined in name as a party plaintiff if needed to maintain standing.

(f)                Clarification. Notwithstanding anything express or implied in this Agreement, Theraclone shall not have any right to enforce the ZKC Patents except to the extent set forth in Section 10.4(h).

(g)               Allocation of Proceeds. If monetary damages are recovered from any Third Party in an action brought by a party under Section 10.4(b), such recovery shall be allocated first to the reimbursement of any costs and expenses incurred by the party controlling such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), to the extent not previously reimbursed, and then the same costs and expenses of the non- controlling party (to the extent not previously reimbursed by the controlling party), and any remaining amounts shall be split as follows:

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(i)                 if ZKC exercised its first right to bring the suit, then the rest of the remaining recovery (1) to the extent not representing treble or punitive damages shall be allocated to Theraclone in an amount equal to the royalty that would have been payable to Theraclone under Section 5.7 if ZKC had made Net Sales equivalent to the actual sales that underlie the remaining recovery, with the remaining portion of the remaining recovery that does not represent treble or punitive damages being allocated to ZKC; and (2) to the extent representing treble or punitive damages shall be allocated [***] to Theraclone and [***] to ZKC;

(ii)               if instead Theraclone exercised its back-up right to enforce, then the rest of the remaining recovery shall be allocated to Theraclone in the same amount as under subsection (i) ZKC would have received if ZKC had brought the suit, with the remainder under this subsection (ii) being allocated to ZKC; provided, however that in such case the allocation under Section 10.4(g)(i)(2) shall be [***] to Theraclone and [***] to ZKC; and

(iii)             the portion of any remaining amounts that represents recoveries for Infringement of Joint Patents shall be split [***] to the party that controlled the suit and [***] to the other party.

(h)               Sections 10.4(b)-(g) shall apply mutatis mutandis to the enforcement of the ZKC Patents and Joint Patents in the Retained Territory, except that Theraclone shall have the first right to enforce such Patents in the Retained Territory.

(i)                 The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning a Licensed Product or Licensed Antibody.

(j)                 Only the enforcement rights specifically set forth in this Section 10.4 are granted. No other rights to enforce Patents licensed under this Agreement, express or implied, are granted or available under this Agreement.

10.5          Patent Term Extensions. If requested by Zenyaku, Theraclone shall use its Commercially Reasonable Efforts and cooperate with ZKC to extend the term of Theraclone Patents and Joint Patents in the Territory, including by providing necessary information and assistance as ZKC may reasonably request. If requested by Theraclone, ZKC shall use its Commercially Reasonable Efforts and cooperate with Theraclone to extend the term of ZKC Patents, including by providing necessary information and assistance as Theraclone may reasonably request.

11.              Confidentiality; Publicity; Publications.

11.1          Disclosure of Inventions. To the extent not already provided for elsewhere in this Agreement, each party shall promptly report to the other party (no less frequently than quarterly) as to all Theraclone Product Inventions, Joint Product Inventions, or ZKC Product Inventions invented by or for the disclosing party and not previously disclosed to the other party under this Agreement. Additional data and other Know-How disclosure requirements are as set forth elsewhere in this Agreement.

*Confidential Treatment Requested.

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11.2          Adverse Drug Events. The parties recognize that each may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. In this regard, information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each party agrees to: (a) provide to the other party for initial and/or periodic submission to government agencies significant information on the Licensed Products from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the Licensed Products; (b) in connection with investigational use of the Licensed Products, report to the other party within fifteen (15) calendar days of the initial receipt of a report of any related, unexpected serious adverse event with the Licensed Products or concurrently with the reporting of such experience to a regulatory agency, if sooner than fifteen (15) calendar days, or sooner if required for any party to comply with regulatory requirements; and (c) in connection with commercial use of the Licensed Products, report to the other party within fifteen (15) calendar days of the initial receipt of a report of any adverse experience with the Licensed Products that is serious and unexpected or sooner if required for any party to comply with regulatory requirements. Serious adverse experiences mean any experience that is fatal or life-threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly. Other important medical events may be considered serious if medical or surgical intervention is required to prevent one of the outcomes listed above. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the Licensed Products. Each party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the Licensed Products, that party agrees to require such Third Party to report to the contracting party the information set forth in subparagraphs (a), (b) and (c) above, and such contracting party shall provide this information to the other party. This applies equally to the parties’ Affiliates, Sublicensees and Other Licensees.

In any event, notwithstanding anything express or implied in this Agreement, the parties shall report to each other on safety data and safety information on a timetable and within a scope that is sufficient to allow both parties to satisfy their reporting obligations to Regulatory Authorities having jurisdiction over such party’s activities under this Agreement. If the foregoing paragraph does not provide for sufficiently broad or sufficiently rapid disclosures so as to allow for this, then the parties shall enter into a separate pharmacovigilance/safety agreement that does meet such standard. The parties shall work mutually and in good faith to finalize such agreement well in advance of both parties sponsoring human clinical trials of Licensed Product at the same time. If they are unable to agree on the details, then they shall engage a regulatory expert not affiliated with either company, and such person shall prepare the final protocol for the data exchange addressed by this Section, and this shall be the protocol that the parties shall use, and shall replace the first paragraph of this Section. The parties shall share 50:50 the fees of such expert. Both parties recognize that such a protocol might provide for electronic transfer of data (which may be in a then-standard format for such exchanges prevailing in the industry now or at the time), and for disclosure to occur more quickly than provided for in the foregoing paragraph.

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As of the Effective Date, each party shall maintain its own safety database. The parties shall discuss in good faith, and may mutually agree, for either party to maintain a single global safety database for Licensed Product. If they reach subsequent written agreement for such a single global safety database, then that agreement shall be the agreement that will be followed by the parties. Any such agreement will provide all relevant details as to operational and financial responsibilities for maintaining such database, as well as each parties’ rights to access, and to maintain a “shadow” copy of the global safety database. In addition, such agreement will provide for a cost sharing arrangement for such database.

Each party shall have the right to report Confidential Information of the other party to the Regulatory Authority in the reporting party’s territory in furtherance of activities for which the reporting party is licensed under this Agreement.

11.3          Confidential Information. During the term of this Agreement and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, the party receiving Confidential Information of the other party (such recipient, the “Receiving Party” and such discloser, the “Disclosing Party”) shall not use or reveal or disclose to any Third Party any proprietary or confidential information received from the Disclosing Party or otherwise developed by the Disclosing Party in the performance of activities in furtherance of this Agreement that by its nature or content, or the context of disclosure, might reasonably be expected to be confidential (“Confidential Information”), without first obtaining the written consent of the Disclosing Party, except as may be otherwise provided herein, or for the purpose of exercising the Receiving Party’s rights or performing its obligations under this Agreement, or to the Disclosing Party’s investors or potential investors, consultants, contractors, accountants, and legal counsel who are bound by confidentiality and limited use obligations commensurate to the ones in this Agreement, or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as may be required to be disclosed to a governmental agency, or as necessary to file or prosecute patent applications concerning the Licensed Products or as otherwise required by applicable law and/or regulations. This confidentiality obligation shall not apply to such Confidential Information of the Disclosing Party which is or becomes a matter of public knowledge through no act or omission of the Receiving Party, or is already in the possession of the Receiving Party without obligation of confidentiality, or is disclosed to the Receiving Party by a Third Party having the right to do so without obligation of confidentiality to the Disclosing Party, or is subsequently and independently developed by employees of the Receiving Party who had no knowledge of the Confidential Information disclosed. The parties shall take at least commercially reasonable measures to assure that no unauthorized use or disclosure is made by those to whom access to such Confidential Information is granted.

Disclosures by a party’s Affiliate, Sublicensee or Other Licensee shall for purposes of this Article be deemed to be disclosures by the corresponding party to this Agreement.

11.4          Permitted Disclosures. Nothing herein shall be construed as preventing ZKC from disclosing any Confidential Information received from Theraclone to any ZKC Affiliate, Sublicensee, distributor, contractor, consultant or permitted manufacturer of ZKC, provided such entity is bound in writing by obligations of confidentiality and limited use with respect to the Confidential Information commensurate to those in this Agreement. Nothing herein shall be construed as preventing Theraclone from disclosing any Confidential Information received from ZKC related to the Development Plans, the Theraclone Patents and the Joint Patents, or otherwise, to any Theraclone Affiliate, permitted manufacturer, consultant, contractor, distributor, or Theraclone’s additional partners for the development, manufacturing, and commercialization of Licensed Products in the Licensed Field outside of the Territory, provided that such Affiliate or partner are bound in writing by confidentiality and limited use obligations with respect to such Confidential Information commensurate to those of this Agreement.

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A Receiving Party shall be entitled to disclose Confidential Information of a Disclosing Party to the extent required by law, regulation or court order. First, however, the Receiving Party must notify the Disclosing Party in writing of the disclosure obligation, and if requested by the Disclosing Party, seek confidential treatment or a protective order within a commercially reasonable timeframe to maintain the confidentiality of the applicable Confidential Information (or assist the Disclosing Party in seeking such confidential treatment or protective order). Public filing of this Agreement, however, shall be per Section 11.5, not this Section 11.4.

11.5          Terms of Agreement. The terms of this Agreement shall be treated as the Confidential Information of both parties. If a party is legally required to file publicly a copy of this Agreement, then it shall seek confidential treatment of the competitively sensitive terms of this Agreement, and no later than 30 days prior to the intended filing date, that party shall share with the other party what redactions the filing party intends to make from the upcoming filing. If the non-filing party requests additional redactions within three (3) weeks, then the filing party shall make such additional redactions, unless confidential treatment is manifestly unavailable based on advice from the filing party’s outside counsel. If the securities regulatory authority will not permit all the redactions, or has comments, then the filing party shall work with the non- filing party to seek to justify or obtain the confidential treatment by answering the comments, if requested by the non-filing party.

11.6          Bankruptcy Procedures. All Confidential Information disclosed by one party to the other shall remain the intellectual property of the Disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of or any other similar insolvency event with respect to such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all commercially reasonable steps necessary or desirable to maintain the confidentiality of the other party’s Confidential Information and to insure that the court, other tribunal or appointee maintains such Confidential Information in confidence in accordance with the terms of this Agreement.

11.7          Publicity.

(a)               The parties to this Agreement may disclose the nature and general terms of the Agreement in a mutually agreed upon press release following signature after due consultation with the other party. The wording of any press release must be agreed by both parties in advance of its release; provided that such agreement is not unreasonably withheld or delayed by either party. Notwithstanding the foregoing, each party shall have the right to issue press releases immediately and without prior consent of the other to the extent required by the rules and regulations of the Securities and Exchange Commission or similar federal, state or foreign authorities, as determined in good faith by the disclosing party with advice from outside counsel, and subject at all times to the confidentiality obligations in Section 11.3 and working with the other party to arrive at a mutually acceptable text (such acceptance shall not be unreasonably withheld or delayed).

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(b)               Neither party shall publish or provide public disclosure of information or inventions arising from the performance of the Development Plans or otherwise related to the activities contemplated by this Agreement (a “Dissemination”) without at least ninety (90) days prior written notice of such planned publication or disclosure sent to the other party. In the event any such Dissemination is reasonably determined by the other party to include its Confidential Information or affect its intellectual property position, the disseminating party shall delay such publication for a period sufficient, but in no event greater than an additional sixty (60) days, to allow the other party to take the steps necessary to protect such Confidential Information or intellectual property position, including the filing of any patent applications and/or deletion of its Confidential Information. Nothing in this Section 11.7(b) shall diminish a party’s rights to make legally required disclosures as provided for in Section 11.4.

12.              Governing Law; Arbitration.

This Agreement shall be governed by the laws of the State of New York, USA, without regard to conflicts of law principles. Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof (each, a “Dispute”), the designated officers of the parties (for ZKC, an officer at the level of Vice President or above; for Theraclone, its CEO) shall attempt for a period of not less than sixty (60) days to resolve such Dispute. Any Dispute that cannot be settled amicably by agreement of the parties pursuant to the preceding sentence, shall be finally settled by arbitration in accordance with the arbitration rules of the American Arbitration Association (“AAA”), then in force, as modified by this Section, by a panel of three arbitrators if the amount alleged to be in controversy exceeds [***] and otherwise by a single arbitrator. The arbitrator or arbitrators shall be appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The language of the arbitration shall be in English, and the place of arbitration shall be New York, New York, USA. The award rendered shall be final and binding upon both parties. Each party shall pay its own costs incurred in participating in the arbitration, except that the parties shall split 50:50 the administrative costs of the arbitration; provided, however, that the judgment rendered by the arbitrator(s) may include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. The arbitrators in such proceeding may expressly consider the amounts paid or payable pursuant to this Agreement in considering any claim of damages. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party’s name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

*Confidential Treatment Requested.

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13.              Assignment.

Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other; provided, however, that either party may assign this Agreement and all of such party’s Patents related to this Agreement to any of such party’s Affiliates (for so long as such Affiliate remains Affiliated with such party) or to any corporation or other entity with which such party may merge or consolidate (regardless of who is the surviving entity of such merger or consolidation), and/or to any corporation or other entity to which such party may transfer all or substantially all of such party’s assets to which this Agreement relates or all or substantially all of such party’s stock, without obtaining the consent of the other party. Transfer in contravention of this Section 13 shall be considered a material breach of this Agreement pursuant to Section 15.4 below. Subject to other provisions of this Section 13, all rights and obligations under this Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Any assignment in violation of the foregoing shall be null and void.

To avoid doubt, this Section 13 shall not limit a party’s ability to extend to its Affiliates, Sublicensees and Other Licensees the benefits of this Agreement in the territory applicable to that entity (including the right to attend JSC and JCC meetings, to comment on patent prosecution, to receive supply and reports directly, and the like).

14.              Warranties, Representations and Covenants.

14.1          Each party represents and warrants that it has the right to enter into this Agreement, and that this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, and that it has been authorized by all requisite corporate action within such party.

14.2          Theraclone represents and warrants that (i) to the best of its knowledge as of the Effective Date Theraclone’s issued patents within the Theraclone Patents existing as of the Effective Date hereof are valid and enforceable and the practice of them does not and will not infringe the intellectual property rights of others, (ii) to the best of its knowledge as of the Effective Date Theraclone’s patent applications within the Theraclone Patents existing as of the Effective Date (x) contain patentable subject matter and (y) the practice of their subject matter does not and will not infringe the intellectual property rights of others, (iii) Theraclone owns or has the right to license to ZKC (and hereby covenants that it will continue to have such right throughout the term of this Agreement) on the terms and conditions of this Agreement the Theraclone Listed Patents, the other Theraclone Patents on and the Theraclone Know-How free and clear of any liens, restriction on use or encumbrances of any nature whatsoever, (iv) no Third Party has any right to research, develop, use, have used, sell, offer for sale, have sold, keep and import the Licensed Products in the Licensed Field in the Territory, (v) to the best of its knowledge as of the Effective Date, the distribution, sale, marketing, and import of the Licensed Products by ZKC in the Territory does not infringe the intellectual property rights of Third Parties, (vi) there are no pending infringement actions or other litigation actions, either actual or threatened, relating to the Licensed Products, Theraclone Patents or Theraclone Know-How, (vii) other than as set forth on Exhibit G, Theraclone and its Affiliates are not parties to any agreement with any Third Party under which Theraclone or its Affiliate will owe the Third Party money with respect to this Agreement, Zenyaku’s payments under this Agreement, or the development or commercialization of Licensed Antibody(ies) or Licensed Product(s) under this Agreement, including Third Party(ies) holding intellectual property rights relating to or Covering the manner in which any Licensed Antibody was discovered, (viii) as of the Effective Date, other than the Patents listed in Exhibit G, all Theraclone Patents are owned by Theraclone and no Theraclone Patent has been in-licensed, (ix) Theraclone’s arrangements entered into as of the Effective Date for the research provided for in Section 5.4 grant Theraclone ownership or other Control of all Know-How generated, and all Patents on inventions generated, pursuant to such research (and Theraclone hereby covenants to use commercially reasonable efforts so that the same shall be true with respect to its future research and development arrangements entered into in connection with the research provided for in Section 5.4), and (x) with respect to those agreements set forth in Exhibit G, Theraclone has not received any notice of being in breach of any such agreement and knows of no reason why it would receive such a notice.

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Theraclone hereby covenants that (1) both as to the agreements listed in Exhibit G and if the Theraclone Patents in the future include Patents with respect to which Theraclone or its Affiliate has acquired (including licensing) rights from any Third Party, then Theraclone shall (and shall cause its Affiliates to) use Commercially Reasonable Efforts to comply fully with and maintain in full force and effect the agreement with the Third Party(ies) governing such acquisition (including licenses), not take any action that would allow the Third Party(ies) to terminate such an agreement, and disclose within five (5) days to Zenyaku any notice of breach received by Theraclone or its Affiliate (and if not cured by Theraclone by one half of the way through the cure period then Zenyaku shall have the right to cure on Theraclone’s behalf, and in such event Zenyaku shall be entitled to credit the costs of such cure against payments otherwise due Theraclone under this Agreement), and (2) Theraclone shall not (and shall cause its Affiliates not to) during the term of this Agreement enter into any conflicting agreement or arrangement with any Third Party or any agreement or arrangement with any Third Party that would impair or diminish Zenyaku’s rights under this Agreement.

14.3          TO THE EXTENT PERMITTED BY APPLICABLE LAW, THERACLONE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH ABOVE IN THIS SECTION 14. ZKC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH ABOVE IN THIS SECTION 14.

14.4          Limited Liability.

EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 11, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

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15.              Term and Termination.

15.1          General. This Agreement may not be terminated by either party except in accordance with this Article 15. To be clear, there shall be no, and ZKC shall have no obligation to pay any, termination fee to Theraclone if ZKC or Theraclone terminates this Agreement under this Article 15.

15.2          Term. Unless otherwise terminated in accordance with this Article 15, this Agreement shall expire upon the expiration of the Royalty Term. Without limiting Section 15.10, if ZKC requests, after expiration of this Agreement under this Section 15.2, that any agreement should be entered into between the parties hereto in connection with the subject hereof, Theraclone shall enter into good faith negotiations with ZKC for such purpose.

15.3          Termination by ZKC for Convenience. If ZKC determines in good faith for bona fide scientific or clinical reasons not to proceed with development of the Licensed Products, for any reason or no reason, ZKC may terminate this Agreement at its option, without any charge to, or obligation of indemnification by, ZKC in connection with any Damages arising on or after the date of such termination, by providing thirty (30) days prior written notice at any time to Theraclone. To be clear, such termination may be for any reason or no reason and shall not be subject to the resolution procedure set forth in the remainder of this paragraph. In addition, if ZKC desires to terminate this Agreement for convenience for commercial reasons then ZKC shall notify Theraclone of such desire and Theraclone shall agree or disagree within thirty (30) days of receipt of such notice (the “Response Deadline”). If Theraclone disagrees, then the parties shall engage an independent person with at least fifteen (15) years in senior management positions in the biopharmaceutical industry, including positions with responsibility for finance and sales and/or marketing. Such person (the “Commercial Expert”) shall not be affiliated with or be an advisor to either of the parties. If the parties cannot agree as to who the Commercial Expert shall be within twenty (20) days after the expiration of the Response Deadline, then the mechanism for selecting such person shall be the same as that used with the Patent Expert in Section 4.1(c). The parties shall accept the Commercial Expert’s determination (which determination shall be binding on the parties) as to whether ZKC may terminate this Agreement for convenience due to commercial reasons and the Commercial Expert’s determination shall be based on (i) the likelihood of a Licensed Product receiving Regulatory Approval in the Territory in a commercially reasonable timeframe, and the (ii) market opportunity as compared to ZKC’s other products. Except as set forth in this Section 15.3, the procedures that shall be used with the Commercial Expert shall be the same as those used with the Patent Expert in Section 4.1(c).

15.4          Termination for Uncured Material Breach. If either party is in material breach of any material provision of this Agreement and if such breach is not cured within ninety (90) days (or in the case of non-payment of undisputed amounts, thirty (30) days) after receiving written notice from the other party with respect to such breach detailing the alleged breach and stating explicitly that the writing is a notice under this Section 15.4, the non-breaching party shall have the right to terminate this Agreement by giving written notice to the party in breach. The parties agree and acknowledge that any material breach by ZKC or Theraclone of their respective diligence obligations in Section 7 shall be deemed to be a material breach of a material provision of this Agreement. Termination under this Section 15.4, if disputed by the non-terminating party, shall not be effective until the dispute or contest is resolved under Article 12, and then only if the arbitrator finds that the termination is proper.

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15.5          Termination for Insolvency; Rights under Bankruptcy Code. Either party may terminate this Agreement by written notice to the other party if, at any time, the other party files in any court or agency pursuant to any statute or regulation of the United States or of any individual state or foreign country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver of trustee of the party or of its assets or for any other similar proceedings, or if the other party is served with an involuntary petition against it, filed in any of such insolvency proceedings, and such petition is not be dismissed with sixty (60) days after the filing thereof, or if the other party proposes or is a party to any dissolution or liquidation, or if the other party makes an assignment for the benefit of creditors, or if the other party’s license, registration, approval or the like granted by any official or governmental agency is rescinded, canceled or suspended. All rights and licenses granted under or pursuant to this Agreement by Theraclone and ZKC are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Theraclone under the U.S. Bankruptcy Code, then ZKC shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in ZKC’s possession, shall be promptly delivered to ZKC upon any such commencement of a bankruptcy proceeding upon its written request therefor. The foregoing sentence shall apply mutatis mutandis to allow Theraclone to receive duplicates, access and the like in the same manner, if Zenyaku undergoes a bankruptcy event as outlined in the foregoing sentence.

15.6          Termination by Theraclone due to ZKC Material Breach of Supply Agreement. If Theraclone terminates the Supply Agreement for the uncured material breach of that agreement by Zenyaku, then Theraclone has the right to terminate this Agreement by written notice to Zenyaku and the effect of such termination of this Agreement shall be the same as provided for in Section 15.8.

15.7          Effect of Termination or Expiration on Certain Joint Inventions. Upon expiration or termination of this Agreement for any reason, each party shall retain its respective rights in all Joint Inventions not covered by the Joint Patents in existence as of the expiration or termination effective date without obligation to the other party, provided that the parties agree to cooperate with each other with respect to any patenting activities related to such Joint Inventions. In the event either party wants to obtain a license to the other party’s interest in such Joint Inventions, the parties agree to negotiate the terms of such license in good faith at such time.

15.8          Effect of Termination By ZKC for Convenience; Effect of Termination by Theraclone for ZKC’s Uncured Material Breach or Insolvency. If (a) ZKC terminates this Agreement pursuant to Section 15.3 (for convenience), or (b) Theraclone terminates this Agreement pursuant to Section 15.4 (for ZKC’s uncured material breach) or pursuant to Section 15.5 (for ZKC’s insolvency) then: (i) subject to the maintenance of rights held by Sublicensees as of the effective date of a termination pursuant to this Section 15.8, all rights and licenses granted to ZKC pursuant to this Agreement with respect to the Licensed Products and Licensed Antibodies, including, without limitation, rights and licenses granted to ZKC under the Theraclone Patents, Theraclone Know-How and Theraclone’s interest in the Joint Patents, shall revert to Theraclone and ZKC shall retain no license rights therein, (ii) the license granted to Theraclone pursuant to Section 4.1(b) shall become exclusive, fully-paid up, royalty free, and worldwide with respect to all Licensed Antibodies and all Licensed Products in each case originating with and proprietary to Theraclone, to the extent that ZKC has the right to grant licenses under the intellectual property of such Section on the terms and conditions of this Agreement, (iii) ZKC shall use good faith efforts and cooperate with Theraclone to transfer to Theraclone ZKC’s Licensed Product Regulatory Approvals and/or Clinical Regulatory Filings, as the case may be, for Licensed Antibodies and all Licensed Products in each case originating with and proprietary to Theraclone, (iv) ZKC shall pay all sums accrued hereunder which are due as of the effective date of termination, (v) the Supply Agreement shall automatically terminate with no further action required by the parties, (vi) for purpose of clarity, any obligations Theraclone had to pay a portion of its Licensing Proceeds to ZKC shall immediately cease as of such termination date, and (vii) all Sublicensees that elect in writing within thirty (30) days to retain rights shall automatically become directly licensed by Theraclone within the same scope of sublicense that they had from Zenyaku and shall owe royalties and Sublicensing Proceeds to Theraclone at the same rates as set forth in Article 5.

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In addition, ZKC hereby agrees that in the event of any such termination, unless Theraclone shall otherwise be in material breach of the licenses granted pursuant to this Section or ZKC shall obtain any right to the Licensed Products, ZKC shall promptly disclose in physical or other tangible form to Theraclone all data, regulatory filings, and product licenses with respect to all Licensed Antibodies and all Licensed Products in each case originating with and proprietary to Theraclone, each to the extent necessary to allow Theraclone to exercise the licenses granted pursuant to this Section. Following any such termination described in this Section, Theraclone shall be responsible for any and all costs and liabilities in connection with its or its sublicensee’s holding and/or exercise of the licenses granted pursuant to this Section.

Furthermore, in the event of any such termination of this Agreement, ZKC shall notify Theraclone of the amount of Licensed Product ZKC and its Affiliates, Sublicensees and distributors have on hand as of the effective date of such termination, the sale of which would be subject to royalty payments under this Agreement. ZKC and its Affiliates, Sublicensees and distributors shall have the right to sell that amount of Licensed Product, provided that ZKC shall pay to Theraclone the royalty amounts payable thereon at the time of the effective date of such termination, which amounts shall be due within forty-five (45) days after such sale:

15.9          Effect of Termination by ZKC for Theraclone’s Uncured Material Breach or Insolvency. If ZKC terminates this Agreement pursuant to Section 15.4 (for Theraclone’s uncured material breach) or pursuant to Section 15.5 (for Theraclone’s insolvency) then: (i) all rights and licenses granted to ZKC pursuant to Section 4.1(a) of this Agreement under the Theraclone Patents, Theraclone Know-How and Theraclone’s interest in the Joint Patents shall remain in full force and’effect and ZKC shall continue to have the obligation to pay royalties in accordance with Section 5.7 with respect to Licensed Products thereafter commercialized; provided, however, that the applicable royalty rate(s) set forth in Section 5.7 shall thereafter be reduced by one-third (1/3), (ii) subject to the maintenance of rights held by Other Licensees as of the effective date of a termination pursuant to this Section, all rights and licenses granted to Theraclone pursuant to Section 4.1(b) shall revert to ZKC and Theraclone shall retain no license rights therein, (iii) ZKC shall be released from any and all obligations hereunder (including the diligence obligations in Section 7) arising after the effective date of such termination, (iv) Theraclone’s supply obligations under this Agreement (including those in Section 8) and the Supply Agreement shall continue in full force and effect but ZKC’s covenant not to practice its manufacture and have manufactured rights under the Supply Agreement shall immediately expire, (v) ZKC shall have the right to elect in its sole discretion to terminate the Supply Agreement, or reduce the amount of its requirements that it satisfies under the Supply Agreement, upon written notice to Theraclone or to continue the Supply Agreement (in any event for at least two (2) years after the effective date of termination of this Agreement, if elected by ZKC), and (vi) ZKC agrees that any sublicenses at that time in effect between Theraclone and Other Licensees under the license to Theraclone in Section 4.1(b), shall become direct licenses between Zenyaku and the Other Licensees for the practice, use, licensing, manufacturing, marketing, sale, or distribution by such Other Licensees of the Licensed Antibodies and Licensed Products that originated with and were proprietary to Zenyaku, to avoid doubt, solely in the Retained Territory and solely to the extent within or more narrow than the scope of the license to Theraclone in Section 4.1(b). In the case of (vi), this only applies with respect to those Other Licensees who were not in breach of any provision of the agreement by which they obtained rights from Theraclone, and to avoid doubt, the flow-through of rights from such Other Licensees to Zenyaku in accordance with Section 4.6 shall remain in full force and effect as a condition of obtaining such direct license from Zenyaku.

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15.10      Effect of Expiration. Upon expiration of the Royalty Term of this Agreement, the license granted to ZKC in Section 4.1(a) shall thereafter become irrevocable and royalty-free except for the following royalty payments: (i) if there is a cell line within the Theraclone Know-How that is the production cell line for the Licensed Product, then ZKC shall pay the royalties due under Section 5.7 at the rate of [***] and (ii) if ZKC uses Theraclone’s product trademarks in connection with the Licensed Product, then the trademark license granted to ZKC by Theraclone in Section 4.1(a) shall survive for this purpose and ZKC shall pay additional royalties on Net Sales of Licensed Product at the rate of [***]. In addition, ZKC shall be fully released from its covenant and commitment not to practice its manufacture and have manufactured rights under the Supply Agreement. To be clear, the right of Theraclone to be identified on the label of Licensed Products shall not survive expiration unless required by law.

15.11      Survival. Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to such expiration or early termination. In addition, Sections 5.9, 5.12 and 5.13 (with respect to payments due for sales during the term of this Agreement); 6.3 (with respect to audit rights); 6.4; 10.1(b); 11.3; 11.4; 11.5; 11.6; 11.7; 15.7; 15.8; 15.9; 15.10; and 15.11; and Articles 9, 12, 13, 14, 16 and 17 shall survive any expiration or early termination of this Agreement.

16.              Indemnification.

16.1          By ZKC. Subject to Section 16.3 hereof, from and after the Effective Date, except as otherwise herein specifically provided, ZKC shall defend, indemnify and hold harmless Theraclone and its Affiliates and their successors and assigns, Other Licensees, and the respective officers, directors, shareholders, partners, and employees of each of the foregoing entities (each a “Theraclone Indemnified Party”) from and against all losses, damage, liability, and expense including legal fees (“Damages”) incurred thereby or caused thereto arising out of or relating to any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third Party Claim”) against any Theraclone Indemnified Party to the extent that such Third Party Claim arises out of (i) any breach or violation of, or failure to properly perform, any covenant or agreement made by ZKC in this Agreement or the Supply Agreement, unless waived in writing by the Theraclone Indemnified Party; (ii) any breach or alleged breach of any of the representations or warranties made by ZKC in this Agreement or the Supply Agreement; (iii) the gross negligence or willful misconduct of ZKC; (iv) the First-3-Years Additional Technology costs to the extent that Zenyaku is responsible for them under Section 4.1(c) and Section 4.1(f); or (v) any claim arising from the manufacture (to be clear, other than by Theraclone under the Supply Agreement), storage, handling, use, sale, offer for sale, import, export or distribution of Supply Products by ZKC, in each case except to the extent arising from the failure of the delivered quantities of Supply Product to conform to the Specifications upon delivery pursuant to Section 2.4 of the Supply Agreement, such exception including, to be clear, Latent Defects present in the delivered quantities of Supply Product upon delivery pursuant to Section 2.4 of the Supply Agreement (and, to avoid any doubt, this item (v) excludes Damages and Third Party Claims arising out of or relating to item (v) in Section 16.2); provided, however, that such indemnity as provided for in items (i) - (v) shall not apply to the extent Theraclone has an indemnification obligation pursuant to Section 16.2 for such Damages. “Supply Products,” “Specifications” and “Latent Defects” shall have the meanings given to them in the Supply Agreement.

*Confidential Treatment Requested.

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16.2          By Theraclone. Subject to Section 16.3 hereof, from and after the Effective Date, except as otherwise herein specifically provided, Theraclone shall defend, indemnify and hold harmless ZKC, its Affiliates and their successors and assigns, Sublicensees, and the respective officers, directors, shareholders, partners, and employees of each of the foregoing entities (each a “ZKC Indemnified Party”) from and against all Damages incurred thereby or caused thereto arising out of or relating to any Third Party Claim against any ZKC Indemnified Party to the extent that such Third Party Claim arises out of (i) any breach or violation of, or failure to properly perform, any covenant or agreement made by Theraclone in this Agreement or the Supply Agreement (including, to be clear, with respect to any Latent Defects (as defined in the Supply Agreement) present in the delivered quantities of Supply Product (as defined in the Supply Agreement) upon delivery pursuant to Section 2.4 of the Supply Agreement), unless waived in writing by the ZKC Indemnified Party; (ii) any breach or alleged breach of any of the representations or warranties made by Theraclone in this Agreement or the Supply Agreement (including, to be clear, with respect to any Latent Defects (as defined in the Supply Agreement) present in the delivered quantities of Supply Product (as defined in the Supply Agreement) upon delivery pursuant to Section 2.4 of the Supply Agreement); (iii) the research and development activities performed by Theraclone under this Agreement, (iv) the gross negligence or willful misconduct of Theraclone, or (v) all costs of Additional Technology and/or infringement thereof, other than those First-3-Years Additional Technology costs to the extent that Zenyaku is responsible for them under Section 4.1(c) and Section 4.1(f); provided, however, that such indemnity as provided for in items (i) - (v) shall not apply to the extent ZKC has an indemnification obligation pursuant to Section 16.1 for such Damages.

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16.3          Mechanics. If any Theraclone Indemnified Party or ZKC Indemnified Party (in each case an “Indemnified Party”), receives any written claim which it believes is the subject of indemnity hereunder by either Theraclone or ZKC, as the case may be (in each case an “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, however, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall release the Indemnifying Party from any liabilities caused by such failure but shall not release the Indemnifying Party from any liability to the Indemnified Party other than any liabilities caused by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim, the Indemnified Party may assume such defense with counsel of its choice at the sole expense of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be borne solely by the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

17.              Miscellaneous.

17.1          Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding anything to the contrary, this Section shall not be interpreted to diminish Zenyaku’s rights in Section 5.2 of the Supply Agreement or to excuse Theraclone from the consequences under such section.

17.2          Severability.

(a)               In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

(b)               If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

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17.3          Entire Agreement. This Agreement and all Exhibits hereto, entered into as of the date first written above, together with the Supply Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings (and any and all information exchanged by the parties under their Confidential Information and Non Disclosure Agreement dated as of June 23, 2006 shall be deemed Confidential Information exchanged under this Agreement and subject to the obligations with respect thereto contained in this Agreement). No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may mutually amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

17.4          Notices. Any notice required or permitted under this Agreement shall be deemed given if delivered in writing (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, (iv) by electronic mail (receipt verified), or (v) sent by express courier service (receipt verified), to the following addresses of the parties or such other addresses as the parties may provide notice of pursuant to this Section. Any notice required or permitted to be given pursuant to this Agreement shall be effective upon receipt by Theraclone or ZKC, as the case may be.

IF TO THERACLONE:

Theraclone Sciences, Inc.

1124 Columbia Street, Suite 300

Seattle, WA 98104

USA

Attention: Chief Executive Officer with a copy to Chief Financial Officer

Telephone: +1 (206) 805-1600

Facsimile: +1 (206) 805-1699

WITH A REQUIRED COPY (which shall not constitute notice) to:

Beacon Law Advisors, PLLC

801 2nd Ave., Suite 614

Seattle, WA 98104

Attention: Noel C. Howe

Telephone: +1 (206) 264-3071

Facsimile: +1 (206) 749-9261

IF TO ZKC:

Zenyaku Kogyo Co., Ltd

5-6-15, Otsuka, Bunkyo,

Tokyo 112-8650

Attention: Director, Product Development

Telephone: +(03) 3946-1113

Facsimile: +(03) 3946-1202

53

WITH A REQUIRED COPY (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

17.5          Independent Contractors. Theraclone and ZKC shall be independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents or involved in any fiduciary relationship. Nothing in this Agreement shall be construed to be inconsistent with the parties’ relationship or status as independent contractors.

17.6          Unenforceable Provisions. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

17.7          Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party’s right to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving party.

17.8          Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

17.9          Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

17.10      Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Signature page follows]

54

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

THERACLONE SCIENCES, INC.

By:	/s/ David Fanning
David Fanning
President and Chief Executive Officer

ZENYAKU KOGYO CO., LTD.

By:	/s/ Kazuhiro Hashimoto
Kazuhiro Hashimoto
President and Representative Director

55

EXHIBIT A

LICENSED ANTIBODIES

The antibodies with the following reference numbers: [***]. The compositions of such antibodies can be found in the patents listed on Exhibit C hereto.

*Confidential Treatment Requested.

56

EXHIBIT B

[Intentionally left blank.]

57

EXHIBIT C

PATENT EXHIBIT
THERACLONE PATENT APPLICATIONS

[***]

*Confidential Treatment Requested.

58

EXHIBIT D-1

ANTI-INFLUENZA M2E MAB DEVELOPMENT PLAN OUTLINE
PROJECT ROLES AND RESPONSIBILITIES

[***]

Development Plan Outline

The activities below are to be performed by Theraclone.

[***]

*Confidential Treatment Requested.

59

EXHIBIT E-1

RESEARCH PLAN OUTLINE TO IDENTIFY A STRUCTURED MIMETIC
OF THE M2E NATIVE CONFORMATION THAT MAY BE USED AS A VACCINE
ANTIGEN

[***]

*Confidential Treatment Requested.

60

EXHIBIT E-2

RESEARCH PLAN OUTLINE TO IDENTIFY A STRUCTURED MIMETIC
OF THE HA NATIVE CONFORMATION THAT MAY BE USED AS A VACCINE
ANTIGEN

[***]

*Confidential Treatment Requested.

61

EXHIBIT F

FORM OF SUPPLY AGREEMENT

62

SUPPLY AGREEMENT

This Supply Agreement (this “Supply Agreement”) is made as of ____________ (the “Effective Date”) by and between Theraclone Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware, USA and having its principal office at 1124 Columbia Street, Suite 300, Seattle, Washington, 98104, USA (“Theraclone”) and Zenyaku Kogyo Co., Ltd., a corporation organized and existing under the laws of Japan and having its principal office at 6-15 Otsuka, 5-Chome, Bunkyo-Ku, Tokyo 112-8650, Japan (“ZKC” or “Zenyaku”).

RECITALS

A. ZKC and Theraclone have entered into a Development and License Agreement dated as of the date hereof (the “License Agreement”), pursuant to which Theraclone licensed to ZKC certain intellectual property rights related to the development of prophylactic and therapeutic products for the prevention and treatment of disease, including influenza infection in humans.

B. In connection with, and in accordance with the terms and conditions of, Section 8.1 of the License Agreement, Theraclone is willing to supply to ZKC, and ZKC agrees to purchase from Theraclone upon the terms and subject to the conditions set forth in this Supply Agreement, certain preclinical and clinical grade human monoclonal antibodies as set forth in this Supply Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  DEFINITIONS.

Capitalized terms used herein shall have the respective meanings set forth in the License Agreement unless otherwise defined herein. All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Supply Agreement, unless otherwise specified. References to this “Supply Agreement” include the Exhibits. For the purposes of this Supply Agreement, the following words and phrases shall have the following meanings and derivative forms (e.g., the singular shall be interpreted to be one of the items defined in the plural and vice versa; provided, however, if a word or phrase does not have its first letter(s) capitalized then it shall not have the following meaning) of them shall be interpreted accordingly:

“cGMP” means current good manufacturing practices as defined in (a) the FDA rules and regulations, 21 CFR Part 211 for finished pharmaceuticals, (b) the counterparts to these regulations in the Territory, and/or (c) International Conference on Harmonization guidelines relating to the same subject matter, whatever is the most stringent.

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereof.

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“Fully Burdened Manufacturing Cost” or “FBMC” means the actual fully burdened costs and expenses of manufacturing for the Supply Product in the Territory, which costs and expenses include, without limitation, the costs of all raw materials and labor (including all allocable benefits) used or consumed in such manufacture, the costs of storage, Third Party contract manufacturing costs (but excluding any costs with respect to manufacturing development by a Third Party and/or facility expansion and/or build-out; all of the foregoing are handled as provided in Section 2.2(a)), packaging costs and expenses, all quality assurance and quality control related expenses, all other regulatory costs and expenses, and all overhead amounts specifically allocable to such manufacturing (but explicitly excluding executive management and related overhead relating to executive management with broader responsibility than solely manufacturing; capital equipment costs and start-up costs, whether or not amortized; and costs of excess capacity), and all royalty amounts payable by Theraclone to any Third Party due to the manufacture of Supply Product, all of the foregoing as calculated in accordance with US generally accepted accounting principles consistently applied.

“Specifications” means written specifications related to the manufacture (including, to avoid doubt, manufacturing methods and processes and assay procedures) of the Supply Product that will be developed (and may be amended) pursuant to Section 3.1 and shall be attached hereto and made a part hereof as Exhibit B. Whether or not separately referenced in Exhibit B, compliance with cGMP shall be deemed to be required by the Specifications and by this Supply Agreement.

“Supply Failure” has the meaning given in Section 5.2.

“Supply Product” shall mean the monoclonal antibody or monoclonal antibodies, or products containing the foregoing, set forth on Exhibit A attached hereto, as amended from time-to-time by mutual written agreement by the parties; provided that, with respect to any composition that is a Licensed Antibody that Zenyaku requires after JSC review under the License Agreement, if Theraclone does not agree to manufacture such composition as a Supply Product under this Supply Agreement, Zenyaku shall have the right to manufacture or have manufactured such composition for the Territory (and ZKC shall be released with respect to such composition from its covenant not to practice its manufacture and have manufactured rights set forth below in Section 5.4).

The words “include,” “includes,” “including” and other conjugations of “to include” shall be deemed followed by “without limitation” regardless of whether written there (and drawing no implications from inconsistent usage).

2.                  PRODUCT SUPPLY.

2.1              Purchase and Sale. Upon the terms and subject to the conditions of this Supply Agreement, Theraclone shall sell and supply to ZKC all of its requirements of the Supply Product, in accordance with this Supply Agreement. ZKC agrees, for itself, its Affiliates and Sublicensees, to satisfy solely through ZKC’s purchase of the Supply Product under this Supply Agreement [***] of ZKC’s, its Affiliates’ and Sublicensees’ reasonable requirements of the Supply Product (“Requirements”), except as provided for otherwise in this Supply Agreement (for example, in Article 5). The parties agree that Theraclone shall have the right in connection with the supply of Supply Product hereunder to contract with respect to manufacture of the Supply Product with such Third Parties that (i) are fully accredited by the Regulatory Authority in the Territory, (ii) as Theraclone deems advisable, and (iii) are an entity for whom ZKC has given its prior written approval (including with respect to the terms of Theraclone’s agreement with such Third Party manufacturer), which approval shall not be unreasonably withheld, delayed, or conditioned; provided, however, that Theraclone shall remain fully responsible for all of its obligations hereunder. ZKC may specify that certain of the orders that it places under this Supply Agreement shall be delivered by the carrier directly to ZKC’s Affiliates and ZKC’s and its Affiliates’ Sublicensees and Distributors, in which case Theraclone shall fully permit and facilitate this.

*Confidential Treatment Requested.

2

2.2              Purchase Price, Price Adjustments and Payment.

(a)                For Supply Product supplied by Theraclone to ZKC pursuant to this Supply Agreement, ZKC shall pay a purchase price equal to the Fully Burdened Manufacturing Cost of the Supply Product plus [***] mark up over FBMC for bulk or vialed unlabeled Supply Product (the “Purchase Price”). Additional costs of (a) manufacturing development to develop processes that are unique to the Territory and are not being used to manufacture for the Retained Territory shall be included in the calculation of FBMC of the Supply Products for supply to ZKC for the Territory, (b) manufacturing development occurring after the Phase I Trials of Supply Product to develop manufacturing processes used to produce worldwide supply shall be allocated to the products for worldwide supply, (c) any costs to develop manufacturing processes to meet the specific requirements of any subset of the Retained Territory that will not be used to produce worldwide supply shall be absorbed by the product for such Retained Territory and not included in FBMC under this Supply Agreement; provided however that the foregoing costs included in (a) and (b) shall not be charged immediately and instead shall be absorbed or amortized into the commercial supply price of Supply Product over a period of years mutually agreed after commercial launch; and provided, further, that, notwithstanding the first sentence of this Section 2.2(a), the [***] markup over FBMC to arrive at the Purchase Price shall be calculated excluding the particular cost elements (a) and (b) described in this sentence, and there shall be no markup over these cost elements (a) and (b). Costs of facility build-out and/or expansion of Theraclone’s or a Third-Party contract manufacturer’s facility shall be allocated to worldwide supply of products over a period of years as described in the foregoing sentence, but, notwithstanding the first sentence of this Section 2.2(a), the [***] markup over FBMC to arrive at the Purchase Price shall be calculated excluding the particular cost element described in this sentence, and there shall be no markup over this cost element. FBMC and all of the foregoing elements of FBMC shall be calculated in accordance with US generally accepted accounting principles consistently applied. Theraclone shall provide ZKC with details of such Fully Burdened Manufacturing Cost upon request by ZKC. In establishing scale up commercial manufacturing process for bulk Supply Product, Theraclone shall use Commercially Reasonable Efforts to achieve a commercially reasonable manufacturing cost for Supply Product. If any non-conforming lot occurs, then the JSC or the JCC will discuss if the non-conformity is due to Theraclone’s willful misconduct or negligence or not. If the JSC or JCC (as applicable) agrees that it is not due to Theraclone’s willful misconduct or negligence, then the JSC or JCC (as applicable) shall also discuss reasonable measures to amortize or allocate the cost of such non-conforming lot to the products for worldwide supply. (To avoid doubt, if due to willful misconduct or negligence, the costs of the non-conforming lot shall not be included in whole or in part in FBMC.) If the JSC or JCC (as applicable) review reveals reasonable measures that should be taken to avoid future failures and losses, then Theraclone shall implement such measures. If the JSC or JCC (as applicable) cannot agree on the determination of Theraclone’s willful misconduct or negligence, then the Chief Executive Officer (or his designee) of each of the parties shall enter into good faith discussion regarding the matter

*Confidential Treatment Requested..

3

Furthermore, if ZKC believes that there has been a change that will have a material impact on the pricing of the Supply Products (for example, a material change in the pricing policy established by the applicable Regulatory Authority in the Territory; a sharp exchange fluctuation for the Territory; a material economic downturn within the Territory), then the parties agree to meet and engage in good faith discussions and negotiate an agreement in good faith regarding a reasonable reduction to the [***] mark-up to Fully Burdened Manufacturing Cost above for Supply Products supplied by Theraclone under this Section. If the parties are unable to conclude such agreement within sixty (60) days after the date ZKC first notifies Theraclone regarding the change, either party shall be entitled to submit the matter to the dispute resolution process in Article 11 for final determination and implementation of such discount in a reasonable amount. The standard to be applied is that the reduction shall equal the percentage of ZKC’s lost profitability on the Supply Products due to such material change (e.g., if a material change in the pricing policy of the Japanese government reduces ZKC’s profit on the Supply Product by [***], then the mark-up to Fully Burdened Manufacturing Cost shall be reduced by [***] – that is, the mark-up to Fully Burdened Manufacturing Cost will be [***]). When making the determination in the immediately preceding sentence, the arbitrator(s) will review up to five (5) years of historical data regarding ZKC’s profitability with respect to the Supply Product, or if five (5) years of historical data is not available, then the arbitrator(s) will use whatever historical data is available and reasonable market projections for the Supply Product in the Territory such that the available historical data and the market projections cover a five (5) year span (e.g., if three (3) years of historical data is available, then the arbitrator(s) will combine that with market projections for the next two (2) years). The arbitrator(s) under Article 11 (if arbitration becomes necessary) is hereby empowered to select the reduction based on such criterion. This Section is not an “agreement to agree” for legal purposes and is intended to be fully enforceable with the arbitrator(s) fully empowered to make the selection as to the appropriate reduction.

Theraclone agrees to allow an independent auditing firm selected and paid for by ZKC (except as set forth otherwise in 2.2(b)) to audit Theraclone’s accounting records pertaining to the manufacture of the Supply Product once per year. ZKC agrees that all information relating to accounting records pertaining to the manufacture of Supply Product shall be treated as Confidential Information under Article 10 hereof. Such examination shall occur only on reasonable prior notice during regular business hours during the term of this Supply Agreement and for three (3) years thereafter, provided, however, that such examination shall not (i) be of such records for more than the prior three (3) years, or (ii) cover any such records which date prior to the date of the last examination, and provided further that such accountants shall only report to ZKC as to the accuracy of the price charged by Theraclone to ZKC for ZKC purchase of Supply Product.

(b)               In the event that the audit conducted under Section 2.2(a) shows that ZKC has overpaid Theraclone (which may include a finding that Theraclone’s Fully Burdened Manufacturing Cost has been miscalculated), and Theraclone does not dispute the results of such audit with reasonable written evidences, then Theraclone shall pay back the amount of such overpayment immediately upon request of ZKC. In the case that such overpayment is more than [***] of the amounts otherwise due for the audited period, Theraclone shall reimburse ZKC for the expense of the audit.

*Confidential Treatment Requested.

4

(c)                Theraclone shall invoice ZKC at the time of or after each shipment of the Supply Product and shall receive from ZKC payment of such invoice within forty-five (45) days of ZKC’s receipt of the invoice.

2.3              Forecast and Orders.

(a)                Within sixty (60) days after the Effective Date (or such other date as may be agreed upon by the parties), ZKC shall furnish to Theraclone a forecast (the “Initial Forecast”) of ZKC’s requirements for the Supply Product for each of the calendar quarters within the period starting with the first full calendar quarter that starts six (6) months after such Initial Forecast is due and ending with the calendar quarter that ends on September 30. Such Initial Forecast will contain information sufficient for Theraclone to determine ZKC’s requirements for Supply Product for the period covered by the Initial Forecast. By no later than March 31 of each year (the “Forecast Date”) following the due date of the Initial Forecast, ZKC shall provide Theraclone with a forecast (a “Firm Forecast”) of ZKC’s requirements for the Supply Product for each calendar quarter during the twelve-month period commencing on October 1 of the same calendar year as the Forecast Date and ending twelve (12) months later (i.e., on September 30 of the next calendar year). To be clear, on each anniversary of the Forecast Date during the term of this Supply Agreement, ZKC shall deliver to Theraclone additional Firm Forecasts covering the twelve month period commencing where the prior Firm Forecast ended (i.e., commencing on October 1 of the applicable year). The Initial Forecast shall be included within the meaning of “Firm Forecast.”

(b)               The amount of Supply Product forecast in each Firm Forecast shall automatically be ZKC’s firm and binding purchase order therefor and ZKC shall be obligated to purchase the amount provided therein. To be clear, except as set forth otherwise in this Supply Agreement or as otherwise agreed to by the parties, ZKC shall be obligated to purchase not less than [***] of the amount of Supply Product forecasted in each Firm Forecast. If, at any time, ZKC reasonably believes that the amount of Supply Product it will require pursuant to a future Forecast will increase to more than [***] or decrease to less than [***] of the quantities provided in the prior Firm Forecast, ZKC shall inform Theraclone in writing promptly and provide Theraclone with an estimate of such anticipated future requirements. Such estimate of anticipated future requirements shall be non-binding and is intended to aid Theraclone in planning; provided, however, that in the event ZKC issues a purchase order for an amount in excess of the amount provided in the Firm Forecast, Theraclone shall be obligated to deliver the amounts specified in such purchase order if such quantity falls within Theraclone’s production capacities after taking into account Theraclone’s and its other licensees’ requirements. Notwithstanding anything implied above that could be read to limit ZKC’s order for its trial or sales requirements, ZKC may include in the Firm Forecasts (and Theraclone shall provide) amounts of Supply Product that will go into or are for ZKC’s safety stock.

*Confidential Treatment Requested.

5

Notwithstanding the foregoing, ZKC shall be entitled to request to increase the amount of ordered Supply Product upon written notice to Theraclone at least six (6) months in advance of the applicable delivery date. Theraclone will use Commercially Reasonable Efforts to accept and fulfill ZKC’s request to change the amount of ordered Supply Product, but, with respect to any such requests to increase the amount of Supply Product, it shall not in and of itself be considered a Supply Failure if Theraclone does not accept such request, and, if Theraclone accepts such request, the increased amount over the quantity of the initially ordered amounts shall not be taken into account for purposes of the “Supply Failure” definition.

In the event Theraclone is not able to meet its and all of its licensees’ (meaning ZKC’s and those of any other licensee(s) for the Retained Territory) requirements for Supply Products, then the Supply Product shall be reasonably allocated by Theraclone among ZKC, Theraclone, and Theraclone’s other licensees in proportion to their relative demands and market size as determined by each entity’s average binding purchase orders for Supply Product for the prior eighteen (18) months; provided, however, in no event shall ZKC be at a supply disadvantage compared to Theraclone and its other licensees. In the event that any of the involved parties are not satisfied with Theraclone’s allocation, then the CEOs of the involved parties will meet and will attempt to reach agreement on a reasonable, good faith allocation.

2.4              Delivery. Theraclone will deliver the amounts specified in the Initial Firm Forecast and each Firm Forecast in the calendar quarter specified therein. Delivery terms shall be FCA (Incoterms 2000) (as modified by this Section) at Theraclone’s facility in Seattle, Washington, USA or such other facility as may be designated by Theraclone. To be clear, title to quantities of Supply Product supplied under this Supply Agreement shall pass to ZKC and risk of loss of the quantities of Supply Product supplied under this Supply Agreement shall pass to ZKC when the goods have been delivered to the carrier at the named place (i.e., in this case, after Theraclone loads the goods onto the carrier at the facility designated by Theraclone). ZKC shall be responsible for arranging and managing clearance through customs, and Theraclone shall provide all information needed to support this. Theraclone shall use its reasonable commercial efforts to assist ZKC in arranging any desired insurance (in amounts that ZKC shall determine) and transportation, via air freight unless otherwise specified in writing, to any destinations specified in writing from time-to-time by ZKC. All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at ZKC’s expense. All shipment of the Supply Product shall be under appropriate storage conditions. Without limiting Section 2.11, the terms and conditions of this Supply Agreement shall control as to a particular purchase order unless otherwise agreed to in writing by the parties.

2.5              Safety Stock. Promptly after the first BLA filing for Supply Product in the Territory), Theraclone and ZKC shall, via the Joint Steering Committee, discuss and agree upon an appropriate amount of safety stock of Supply Product for ZKC to hold (provided, however, if the Joint Steering Committee cannot agree, ZKC shall be entitled in any event to purchase the amount of safety stock that ZKC deems necessary or appropriate). Such discussions shall take into account the shelf life and stability of the Supply Product. Such safety stock shall be paid for by ZKC (under the terms set forth herein) and will be managed by ZKC. For clarity, all purchases of safety stock shall be made pursuant to the forecasting and ordering mechanism set forth in Section 2.3 above.

6

2.6              Payment Instructions. All payments due hereunder shall be made in US dollars by wire transfer of immediately available funds to an account specified by Theraclone.

2.7              Past Due Amounts. Any past due payments under this Supply Agreement shall accrue interest until paid at the greater of (i) [***] or (ii) [***]. Notwithstanding the foregoing, if such rate is greater than the maximum rate permitted by law, then such rate will be reduced to the maximum rate permitted by law.

2.8              Foreign Currency. Currency conversions to US Dollars, if any shall be translated on a monthly basis from Japanese Yen to US Dollars by using an average rate of exchange of such month. This average shall be computed using the closing Telegraphic Transfer Selling (TTS) Rate of exchange quoted by the Tokyo-Mitsubishi Bank in Tokyo (or if it no longer exists its successor, or if no successor to it exists then a similarly reputable financial institution) as of the end of such month plus the rate as of the end of the prior month and dividing by two (2). A similar exchange mechanism shall be used for sales in other countries in the Territory.

2.9              Import Fees and Packaging. ZKC shall be responsible for obtaining all necessary import and/or export licenses or permits and for the payment of all import and/or export fees, taxes or duties, and the like, in connection with the purchase and/or delivery of Supply Product to ZKC. Other than filling into unlabelled vials with respect to quantities that ZKC orders to be provided in that form, ZKC shall be responsible for finish packaging of Supply Product at its expense, including without limitation, all packaging and labeling for commercial sales of the Supply Product.

2.10          Permitted Uses. ZKC shall use the Supply Product supplied by Theraclone hereunder only for the purposes of exercising ZKC’s license granted under the License Agreement. ZKC shall use the Supply Product in compliance with this Supply Agreement, the License Agreement and with all applicable federal, state and local laws and regulations. Except as set forth in Section 5.4, no rights or licenses are, or are intended to be, conveyed hereunder by implication, estoppel or otherwise and no transfer of ownership of intellectual property rights is granted herein. Except as set forth in Section 5.4, all terms related to licenses and ownership of intellectual property rights are covered in the License Agreement. ZKC shall not transfer the Supply Product or any related information to any person who is not under the immediate and direct supervision of ZKC, except as may otherwise expressly be provided in this Supply Agreement or the License Agreement, and specifically excluding: Sublicensees, distributors, and others who are under contracts with ZKC which contracts are not prohibited under the License Agreement.

2.11          No Change In Terms Through Purchase Orders. Only a formal writing signed by an officer of each party and explicitly stating that it is an amendment to this Supply Agreement, can amend this Supply Agreement. No forecast (including the Forecasts), purchase order, purchase order acceptance, document confirming or enclosed with a shipment, or other document shall alter or amend the terms of this Supply Agreement. If there is a conflict or any inconsistency between such documents and this Supply Agreement, the terms of this Supply Agreement shall control. Any such conflict or inconsistency is hereby expressly rejected.

*Confidential Treatment Requested.

7

3.                  PRODUCT MANUFACTURE.

3.1              Incoming Specifications. The parties will in good faith cooperate (via the Joint Steering Committee) with one another to develop the Specifications, which shall be acceptable to both parties and in any event in compliance with cGMP and any and all requirements of the Regulatory Authority in the Territory. The Specifications shall be agreed upon in writing by the parties and attached hereto and incorporated into this Supply Agreement as Exhibit B. To avoid doubt, with respect to any detailed aspects of the manufacturing process for Supply Product that are not explicitly stated in the agreed-upon Specifications, initially such detailed aspects are subject to mutual agreement by the parties (after which such detailed aspects shall be deemed included within the Specifications) and shall only be changed or amended in accordance with the process to amend the Specifications set forth in this Section. The Specifications may be amended from time-to-time by mutual written agreement of the parties and as set forth in this Section with respect to changes required to meet regulatory requirements in the Territory. Each of the parties acknowledges and agrees that it is each of their intentions for the Specifications to be the same in the Territory and in the Retained Territory, and they each agree to work together in good faith toward that intention. Notwithstanding the foregoing, the parties each agree that any change to the Specifications required to meet regulatory requirements in the Territory shall be deemed mutually agreed upon and the Specifications shall be deemed amended to incorporate such required change. ZKC shall notify Theraclone of such required changes and the regulatory requirements requiring them. Any costs of such required change to the Specifications (after the initial Specifications have been mutually agreed by the parties) shall be borne by ZKC. In addition, if ZKC requires (i) that the Specifications for Supply Product (including, without limitation, a combination product) to be used in the Territory are different from the specifications for the corresponding product in the Retained Territory and/or (ii) different Specifications because ZKC requires a Supply Product that is different from the product(s) being developed and/or commercialized in the Retained Territory, then [***] of all costs and expenses associated with developing such different Specifications for the Territory shall be ZKC’s responsibility, including (without limitation) all process development, manufacturing development, formulation, pre-clinical testing and clinical testing. If Theraclone requests any change to the agreed upon Specifications (including without limitation any change required to meet regulatory requirements in the Retained Territory after the initial Specifications have been mutually agreed by the parties), then [***] of all costs and expenses associated with developing such different Specifications shall be Theraclone’s responsibility, including (without limitation) all process development, manufacturing development, formulation, pre-clinical testing and clinical testing. The Specifications shall be considered Confidential Information of both parties pursuant to Article 10 hereof.

3.2              Manufacturing Process.

(a)                Theraclone shall manufacture the Supply Product in accordance in all respects with cGMP and the Specifications and any applicable regulations.

(b)               Theraclone shall retain all manufacturing records for the period mutually agreed (including records relevant to the accounting records described in Section 2.2(a)) and not discard them without the prior approval of ZKC, which approval will not be unreasonably withheld or delayed. At a minimum, Theraclone shall retain all of the foregoing records at least for the minimum period required by any law or regulation of the Territory.

*Confidential Treatment Requested.

8

(c)                Theraclone shall not modify the processes nor change the facilities for manufacturing, testing, filling, or storage for Supply Product for use in the Territory without the prior approval of ZKC, which approval will not be unreasonably withheld or unreasonably delayed. To avoid doubt, it shall not be an unreasonable delay for ZKC to delay approval if ZKC is waiting for a full reply from the applicable regulatory authority in the Territory or if ZKC requires the timing of the change to be delayed so that there will be no interruption of legally-saleable-in-the-Territory Supply Product to ZKC pending regulatory review. In addition, if Theraclone makes a change under this Section, then Theraclone shall be responsible for ZKC’s internal and external regulatory costs.

3.3              Testing of Supply Product.

(a)                Theraclone shall test or cause to be tested each batch of Supply Product manufactured pursuant to this Supply Agreement before delivery to ZKC. Each test shall test for, among other things, manufacture in accordance with the Specifications and all applicable regulatory requirements, including cGMP. Each test shall set forth the Specifications, the items tested, and test results in a certificate of analysis for each batch delivered. Theraclone shall send or cause to be sent such certificates to ZKC along with delivery of Supply Product. Notwithstanding the foregoing, in no event shall Theraclone be required to perform tests that are unique to ZKC (i.e., Theraclone will perform the same tests for all Supply Product regardless of whether such Supply Product is being purchased by ZKC, an Other Licensee, or is being retained for use by Theraclone).

(b)               ZKC may, in accordance with regulatory requirements in the Territory, test the Supply Product supplied by Theraclone. Theraclone shall provide ZKC with biological materials, reference standards, assay information and any other in-house reagents at reasonable cost in order for ZKC to test the conformity of the Supply Product supplied by Theraclone to Specifications. Notwithstanding the foregoing, other than any tests requested or required (orally or in writing) by Regulatory Authorities or otherwise required to comply with applicable regulations in the Territory, in no event will ZKC perform testing on the Supply Product that could result in failed production units (i.e., lot failures) in the Retained Territory after such production units have been released by Theraclone; provided, however, that the parties understand and agree that it is their mutual intent that Theraclone shall be entitled to manufacture quantities of Supply Product under this Supply Agreement as separate batches from those that it manufactures for the Retained Territory such that testing by Zenyaku pursuant to this Section will not jeopardize the release of quantities of Supply Product manufactured for the Retained Territory.

4.                  QUALITY ASSURANCE AND INSPECTION.

4.1              Rejected Goods/Shortages.

(a)                ZKC shall notify Theraclone in writing of any claim that any Supply Product does not conform to the Specifications or any shortage in quantity of any shipment of Supply Product within [***] of delivery (in accordance with Section 2.4) of such shipment, or, with respect to any claim that Supply Product did not conform to the Specifications at the time of delivery (in accordance with Section 2.4), which claim could not be discovered upon reasonable inspection of the Supply Product (including the testing of Supply Product set forth in Section 3.3 above and routine visual inspection during such [***]) (a “Latent Defect”), within [***] after becoming aware of or receiving notice of such claim. Upon confirming any such nonconformance or shortage (other than Latent Defects, dealt with separately below in Section 4.1(d), Theraclone shall replace the Supply Product or make up the shortage within [***] of receiving such notice, provided that Theraclone has sufficient conforming Supply Product in its inventory to do so (subject to Section 4.1(c) below), and shall make arrangements with ZKC for the return or destruction of any rejected Supply Product, with any reasonable return shipping charges or costs of destruction to be paid by Theraclone.

*Confidential Treatment Requested.

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(b)               In the event of a conflict regarding any nonconforming Supply Product which Theraclone and ZKC are unable to resolve, a sample of such Supply Product shall be submitted by ZKC to an independent laboratory reasonably acceptable to both parties for testing against the Specifications, and the test results obtained by such laboratory shall be final and binding upon the parties. The test results shall be considered Confidential Information pursuant to Article 10 hereof. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made. In the event the test results indicate that the Supply Product in question does not conform to the Specifications, Theraclone shall replace such Supply Product with conforming Supply Product within [***] after receipt of such results, provided that Theraclone has sufficient conforming Supply Product in its inventory to do so (subject to Section 4.1(c) below).

(c)                If sufficient conforming Supply Product is not available for purposes of Sections 4.1(a) or (b), Theraclone shall use its best efforts to replace the nonconforming Supply Product with conforming Supply Product as soon as possible, but in no event shall the replacement time exceed [***]. For the avoidance of doubt, such replacement set forth herein shall not relieve Theraclone from the liability arising from its delay of the delivery of Supply Product, including liability in the form of the consequences provided for in Article 5.

(d)               The remedy for Latent Defects shall be replacement as in subsection (a) if elected in writing by ZKC, and otherwise shall be liability in the form of the consequences provided for in Article 5. The foregoing shall not limit ZKC’s rights and Theraclone’s obligations under Section 8.

4.2              Regulatory.

(a)                In the event that any change to the Specifications is required by the applicable regulatory authority in the Territory for Supply Product, Theraclone will ensure that such change is met. Such changes to the Specifications will be implemented as amendments to the Specifications as set forth in Section 3.1.

(b)               ZKC shall provide updates to Theraclone of (i) the progress of clinical development of Supply Product, (ii) the fact of any investigational new drug application or BLA submissions relating to Supply Product, and (iii) copies of the applicable sections of any ZKC regulatory filings which reference Theraclone, the Supply Product or Theraclone activities. The applicable sections of such ZKC regulatory filings shall be delivered to Theraclone prior to submission of such regulatory filings, and Theraclone shall have thirty (30) days to review and comment prior to their submission. ZKC shall also provide to Theraclone reasonable advance notice of any regulatory submission containing information or data provided by Theraclone to ZKC that ZKC intends and is permitted to disclose to regulatory agencies under this Supply Agreement or the License Agreement. Theraclone shall cooperate with ZKC and provide reasonable assistance to make registration filings for Supply Product as set forth in Section 2.10 of the License Agreement.

*Confidential Treatment Requested.

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(c)                Each party shall keep the other informed of any formal or informal inquiry by any regulatory agency of any state or national government or supranational authority relating to Supply Product supplied hereunder.

(d)               Theraclone shall permit representatives of any regulatory agency having jurisdiction over the manufacture and/or marketing of the Supply Product or of any diagnostic assay or other product in which the Supply Product is incorporated (or that is used in conjunction with Supply Product), to inspect its facilities in conjunction with the manufacture, testing, packaging, storage, handling and shipping of the Supply Product. Further, Theraclone shall advise ZKC immediately if Theraclone receives notice of an impending inspection or if an authorized agent of the FDA or other governmental agency visits any of Theraclone’s manufacturing facilities concerning the Supply Product. Theraclone shall furnish to ZKC any report including any FDA Form 483 notices (or comparable notices of other agencies), regulatory letters or similar documents received from such agency and the application of such report to the Supply Product, if any, within seven (7) days of Theraclone’s receipt of such report.

(e)                In the case that Theraclone engages a Third Party manufacturer (subject to ZKC’s prior approval as set forth in Section 2.1) in connection with the supply of Supply Product hereunder, then Theraclone will require that such Third Party manufacturer allow inspections by the Japanese and other Territory regulatory authorities (as well as those of the Retained Territory upon whom Japanese or other Territory regulatory authorities rely) of those portions of its facilities where the Supply Products are manufactured, tested, packaged, stored, handled and shipped and where the manufacturing records for the Supply Product are stored, all on terms at least commensurate with those applicable to Theraclone’s manufacturing facilities in Section 4.2(d) above.

(f)                The parties agree that within [***] after the Effective Date ZKC shall provide Theraclone a draft quality agreement for further discussion between the parties prior to its finalization as an agreement acceptable to Theraclone, ZKC, and Third Party licensees of the Supply Product. Such quality agreement shall be finalized in any event prior to Regulatory Approval of the Supply Product. Such quality agreement shall be fully consistent with and not change the terms of this Supply Agreement or of the License Agreement, and shall be sufficiently detailed to comply with applicable regulatory requirements. To avoid doubt, any terms of such quality agreement that are required by the Regulatory Authority in the Territory need not be acceptable to Theraclone, ZKC and Third Party licensees of the Supply Product (and their consent to such terms as acceptable shall not be required by this Section or it is deemed automatically granted). The out-of-pocket cost of preparing such quality agreement (including Theraclone’s and Zenyaku’s out-of-pocket, reasonable and documented costs) shall be equally shared by Theraclone and ZKC.

*Confidential Treatment Requested.

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4.3              Inspection by ZKC.

(a)                Notwithstanding Theraclone’s obligation to provide the certificate set forth in Section 3.3, Theraclone shall permit ZKC upon reasonable prior notice, but not less than thirty (30) days, and during regular business hours, at least once per year and at any other time reasonably requested by ZKC and at ZKC’s expense, access to (a) those areas of Theraclone’s manufacturing facilities where the Supply Product are manufactured, tested, packaged, stored, handled and shipped, and (b) the manufacturing records for the Supply Product manufactured for ZKC.

(b)               In the case that Theraclone engages a Third Party with regard to any of its obligations concerning the Supply Product under this Supply Agreement (subject to ZKC’s prior approval as set forth in Section 2.1), notwithstanding Theraclone’s obligation to provide the certificate set forth in Section 3.3, Theraclone shall use commercially reasonable efforts to require such Third Party to permit ZKC to have the same inspection, access and audit rights that Theraclone has under Theraclone’s agreement with such Third Party; provided, however, that in the event that such Third Party will not allow ZKC such access to its facilities and records, then Theraclone will undertake to conduct an inspection and audit on ZKC’s behalf and in accordance with ZKC’s instructions.

4.4              Recalls, Product Withdrawals and Field Corrections. If either party becomes aware of any facts or circumstances that suggest a recall, product withdrawal or field correction of a quantity of Supply Product supplied under this Supply Agreement, it shall promptly notify the other party in writing. If there is a recall, product withdrawal or field correction of Supply Product for the Territory, it will be executed in accordance with ZKC’s Supply Product recall procedures or other applicable SOP. ZKC shall have the sole right (subject to any instructions from the applicable regulatory authority) to determine whether to implement any recall, product withdrawal or field correction, and Theraclone will provide ZKC with all reasonable assistance. The costs of such recall, product withdrawal or field correction shall be paid by the party whose activity, error, negligence or breach of contract caused such recall, product withdrawal or field correction, or, if neither party’s activity, error, negligence or breach of contract occasioned such recall, product withdrawal or field correction, then by ZKC.

5.                  FAILURE TO SUPPLY; ESTABLISHMENT OF ALTERNATE SOURCES.

5.1              Establishment and Maintenance of Second Source. As of the Effective Date, Theraclone’s intended initial manufacturing facility for the Supply Product is [***]. In addition to this facility (or its replacement), no later than twelve (12) months after the Effective Date, Theraclone will submit at least two (2) potential candidates (who are not Other Licensees of Theraclone) to be the second source manufacturers of Supply Product to the JSC and the JSC shall rank order such potential second source manufacturers. No later than twelve (12) months after Regulatory Approval in the Territory (or such other date as may be agreed upon by the parties), Theraclone shall: (a) establish manufacture of the Supply Product at a second facility that is fully accredited by the Regulatory Authority in the Territory, either through contract with a Third Party approved in advance by ZKC (including with respect to the terms of Theraclone’s agreement with such Third Party) or through a facility owned by Theraclone or its Affiliate and (b) qualify and validate such manufacture at such facility by no later than twenty four (24) months after Regulatory Approval in the United States so that ZKC may legally sell in the Territory quantities of Supply Product manufactured at such second facility. Such second facility shall have the capacity available and devoted to Supply Product supply to supply (and such second facility shall supply to ZKC) a percentage of worldwide requirements, which percentage shall be agreed upon by the JSC. For purposes of clarity, such second source manufacturer shall be in addition to any of Theraclone’s Other Licensees who may be a manufacturing source and shall not be an Other Licensee. For purposes of further clarity, Theraclone may propose the possibility that such second source manufacturer be an Other Licensee, and Zenyaku shall discuss the possibility with Theraclone if requested. Zenyaku may in its sole discretion consent at any time to such second source manufacturer being an Other Licensee. However, Zenyaku shall not be required to give such consent and may withdraw such consent (subject to a reasonable transition period) once given. In any case and without limiting the foregoing, if Zenyaku consents to such second source manufacturer being an Other Licensee, such consent is at all times contingent upon Zenyaku’s continued satisfaction with the performance of the Other Licensee. All costs and expenses related to the activities described in this Section 5.1 shall be borne by ZKC except as set forth in the following sentence (i.e., ZKC shall bear all such costs and expenses only if such second source manufacturer is dedicated to supply the Supply Product for ZKC and its Affiliates and Sublicensees only, and not for Theraclone or its Affiliates and Other Licensees). In the event that Theraclone, its Affiliate or an Other Licensee wishes to have a manufacturer or second source manufacturer for Supply Product that is the same second source manufacturer chosen by the parties pursuant to this Section 5.1, then Theraclone shall (and shall require such Affiliate or Other Licensee to) share in the costs and expenses described in this Section 5.1, and sharing will be based on the anticipated or actual amounts of Supply Product ordered by on the one hand ZKC and on the other hand Theraclone, its Affiliate or such Other Licensee (as the case may be) and determined by the JSC. For purpose of clarity, any Supply Product sourced from such second source manufacturer shall be subject to the pricing set forth in Section 2.2 above.

*Confidential Treatment Requested.

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5.2              Failure. Subject to the force majeure provision set forth below in Section 12.1, in the event that Theraclone (i) fails to supply quantities of Supply Product properly ordered in accordance with this Supply Agreement for a period of ninety (90) days beyond the delivery date for such Supply Product, or (ii) fails to supply at least [***] of quantities of Supply Product properly ordered in accordance with this Supply Agreement for delivery for any two (2) consecutive calendar quarters (each of such events, a “Supply Failure”), then the following subsections (a) and (b) shall apply:

(a)                Within sixty (60) days after a Supply Failure has occurred, ZKC shall notify Theraclone in writing of the Supply Failure having occurred and with respect to: (1) whether or not Zenyaku desires for Theraclone to provide all amounts of Supply Product that if Theraclone had supplied would have prevented the Supply Failure from occurring (and if Zenyaku does so desire, then Theraclone will use Commercially Reasonable Efforts to do so and Zenyaku will be obligated to purchase such amounts requested by Zenyaku to the extent delivered by Theraclone); and (2) whether or not Zenyaku desires to decrease the amount of ordered Supply Product in the then-current Firm Forecast (and if Zenyaku does so desire, the amount of ordered Supply Product in the then- current Firm Forecast will be deemed reduced as set forth in Zenyaku’s notice and Zenyaku will be obligated to purchase such amounts requested by Zenyaku to the extent delivered by Theraclone). In addition, if within such 60-day period a new Firm Forecast is due pursuant to Section 2.3(a), then, notwithstanding anything to the contrary in Section 2.3(a), Zenyaku shall have until the end of such 60-day period to deliver such new Firm Forecast.

 *Confidential Treatment Requested.

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(b)               Within six (6) months after a Supply Failure has occurred, Zenyaku shall notify Theraclone in writing whether Zenyaku elects to manufacture or have manufactured Supply Products itself or by the second source manufacturer of Section 5.1 or other Third Party designated by ZKC (“Manufacturing Step-In Rights”). If Zenyaku elects to exercise its Manufacturing Step-In Rights, then such Supply Failure shall be deemed an uncured material breach of this Supply Agreement by Theraclone and ZKC shall be deemed to have terminated this Supply Agreement pursuant to Section 6.4 below. To be clear, if ZKC elects to exercise its Manufacturing Step-In Rights, thereafter ZKC shall be released from its covenant not to practice its manufacture and have manufactured rights set forth in Section 5.4; ZKC shall be excused from its obligations under Section 2.1 to satisfy all of its Requirements through Theraclone; and ZKC, in its sole discretion, may choose whether or not to continue to receive from Theraclone all or any portion of ZKC’s requirements for Supply Products under this Supply Agreement during the ZKC Termination Period (as defined below in Section 6.6(e)) and any such portions of ZKC’s requirements for Supply Products that ZKC does choose to receive from Theraclone shall be subject to the terms governing forecasts and orders set forth in Section 2.3. If ZKC elects to exercise its Manufacturing Step-In Rights, Theraclone will provide ZKC and/or any such Third Party manufacturer with technology transfer consisting of all reasonably necessary information, rights, and cooperation (including site visits) to enable ZKC or such Third Party to manufacture the Supply Product in accordance with the Specifications, and expenses thereof will be equally shared by Theraclone and ZKC.

If ZKC decides to continue to receive any quantities of Supply Products from Theraclone after a Supply Failure, such continuation shall not be construed as reinstating the entire requirements obligations in Section 2.1 and shall not have any impact on ZKC’s right and ability to manufacture or have a Third Party manufacture Supply Products. For purposes of clarification, Theraclone’s obligations under this Supply Agreement shall continue in full force after a Supply Failure.

5.3              Escrow of Cell Line. Within ninety (90) days after Zenyaku’s request, Theraclone shall deposit with a Third Party escrow agent mutually agreeable to the parties at least [***] to establish working cell banks, together with all reasonable documentation relating to such cell lines (including an SOP for healthy reculture of such cell lines from the frozen sample form in which they will be stored in the escrow) (collectively, the “Cell Line Materials”). The foregoing documentation shall also include master batch records for Supply Product manufacture. ZKC shall be responsible for the costs associated with setting up this cell line escrow and for the storage of the Cell Line Materials. The Third Party shall be in privity of contract with Theraclone and ZKC, and ZKC shall be the beneficiary under such contract. If the deposited Cell Line Materials are destroyed, lost or in any way diminished, upon ZKC’s request, Theraclone shall provide additional quantities of the Cell Line Materials in order to restore them to the initial deposit level contemplated by this Supply Agreement at ZKC’s cost. If any updates or changes to the documentation relating to the cell lines that produce the Supply Product are created and/or if there are any updates or changes to any of the cell lines used in manufacturing the Supply Product, Theraclone shall promptly deposit them with the escrow agent as part of the Cell Line Materials. Without limiting ZKC’s rights under Section 5.2, upon the occurrence of any Supply Failure, the escrow agent shall have full authority and be empowered to (and shall) release the Cell Line Materials to ZKC upon ZKC’s request; provided, however, if a Supply Failure has not occurred and ZKC requests such release, such request shall be deemed a material breach of this Supply Agreement and the License Agreement. ZKC shall notify Theraclone if ZKC requests the release of the Cell Line Materials.

*Confidential Treatment Requested.

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5.4              License. Subject to the terms and conditions of this Supply Agreement, including but not limited to the covenant and commitment in the next paragraph, Theraclone hereby grants to ZKC an exclusive license (with the right to grant sublicenses through one or multiple tiers in accordance with Section 4.3 of the License Agreement) under the Theraclone Patents, Theraclone Know-How and Theraclone’s interest in the Joint Patents to make and have made (a) Licensed Antibodies and Licensed Products in or for the Territory for the Licensed Therapeutic/Prophylactic Field, (b) Clinical-and-Beyond Licensed Antibodies and Diagnostic Products containing them in the Territory for Therapeutic Drug Monitoring and General Diagnostics; and (c) Other Licensed Antibodies and Diagnostic Products containing them in the Territory for Therapeutic Drug Monitoring. Notwithstanding the above, the foregoing license grant is subject to the limitations, conditions, and covenants set forth in the second and fifth paragraph of Section 4.1(a) of the License Agreement. To be clear, the foregoing license may be exercised outside the Territory for the manufacture of Licensed Antibodies and Licensed Products that are exclusively for use or sale in the Territory.

ZKC shall not, and hereby covenants and commits that it and its Affiliates and Sublicensees shall not, exercise ZKC’s right to make and have made Licensed Antibodies and/or Licensed Product, other than (x) having Theraclone and the designated Third Party second source manufacturer in Section 5.1 manufacture and supply Supply Product under this Supply Agreement, (y) formulating, filling and finishing Supply Product using bulk drug substance or bulk formulated drug substance provided by Theraclone under this Supply Agreement, or (z) obtaining approval or validation of a second source of supply in accordance with Section 5.1 above, in each case unless and until there has been a Supply Failure in accordance with Section 5.2 above or ZKC is otherwise released from this covenant and commitment pursuant to this Supply Agreement or the License Agreement.

To avoid doubt, the foregoing paragraph applies only to the manufacture of bulk Licensed Antibody and bulk Licensed Product; it does not apply to any other part of the manufacture of Supply Product; ZKC has at all times during the term of this Supply Agreement the right to vial and otherwise finish Supply Product using bulk Supply Product provided by Theraclone, and reserves the right to undertake at its cost any downstream manufacturing required by applicable laws or regulations (e.g., filling, labeling, packaging, etc.) after importation of bulk or vialed Supply Product (as do its Sublicensees).

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6.                  TERM/TERMINATION.

6.1              Term and Expiration. This Supply Agreement shall commence on the Effective Date and shall continue until fifteen (15) years after Supply Product Regulatory Approval in Japan unless (a) earlier terminated by mutual agreement of the parties or in accordance with this Article 6, (b) ZKC elects to continue this Supply Agreement in accordance with Section 15.9 of the License Agreement and this Supply Agreement would naturally expire before the expiration of the three (3) year period after the effective date of such termination (in which case this Supply Agreement shall continue until such period expires (unless earlier terminated in accordance with this Article 6)), or (c) renewed one or more times according to the following. No later than two (2) years prior to the scheduled expiration date of this Supply Agreement, either party may notify the other party in writing that it wishes to extend the term of this Supply Agreement for an additional three (3) years beyond such scheduled expiration date. If the other party wishes to renew this Supply Agreement for such additional period, it shall respond in writing to this effect within three (3) months and this Supply Agreement shall be extended for such additional period. This Supply Agreement may be extended one or more times.

6.2              Cross-Termination with License Agreement; Expiration of License Agreement. This Supply Agreement shall automatically terminate (a) upon any termination of the License Agreement that results in ZKC’s loss of its licenses under the License Agreement pursuant to Section 15.8 of the License Agreement (which provides for the automatic termination of this Supply Agreement) or (b) if ZKC elects to terminate this Supply Agreement pursuant to Section 15.9 of the License Agreement. Upon expiration of the License Agreement under Section 15.2 of the License Agreement, ZKC may at its option elect to terminate this Supply Agreement or allow this Supply Agreement to continue for its then-current term; provided, however, if ZKC elects to allow this Supply Agreement to continue, thereafter ZKC may terminate this Supply Agreement at its option by providing two (2) years prior written notice at any time to Theraclone unless the parties agree otherwise in writing. To be clear, this Supply Agreement shall not terminate upon termination of the License Agreement not resulting in ZKC’s loss of its licenses under the License Agreement, unless this Supply Agreement expires or is terminated under the other Sections of this Article 6.

6.3              Theraclone Cessation of Manufacturing. In the event Theraclone intends to terminate this Supply Agreement prior to the expiration of the term hereof, Theraclone shall notify ZKC in writing accordingly no less than three (3) years prior to the intended date of termination. Upon the earlier of: expiry of such three (3) year notice period, or such time as ZKC has fully validated an alternate source of Supply Product through which ZKC can legally sell in the Territory, this Supply Agreement shall terminate; provided, however, if earlier occurring, this Supply Agreement shall terminate upon the assignment to ZKC (upon ZKC’s request) of Theraclone’s rights and obligations with respect to the manufacture and supply of Supply Products under Theraclone’s agreement therefor with the second source manufacturer described in Section 5.1 above. Theraclone shall continue to supply Supply Products under this Supply Agreement up until the effective date of such termination. Without limiting Theraclone’s foregoing obligation to continue to supply Supply Products, Theraclone shall, promptly after notifying ZKC of Theraclone’s intention to terminate under this Section, provide ZKC with technology transfer as described in Section 5.2 at Theraclone’s cost.

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6.4              Termination With Cause. Upon any material breach of any material provision of this Supply Agreement by either party, the non-breaching party may terminate this Supply Agreement upon sixty (60) days (or in the case of non-payment of undisputed amounts, thirty (30) days) written notice to the breaching party. The notice shall detail the alleged breach and state explicitly that it is a notice under this Section 6.4. The termination shall become effective at the end of such sixty (60) day (or in the case of non-payment, thirty (30) day) period unless the breaching party shall have cured such breach within such period. Furthermore, termination under this Section 6.4, if disputed by the non-terminating party, shall not be effective until the dispute or contest is resolved under Article 11, and then only if the arbitrator finds that the termination is proper. Termination by Zenyaku under this Section shall be subject to Section 6.6 and in particular Section 6.6(e).

6.5              Termination for Insolvency. Either party may terminate this Supply Agreement upon written notice to the other in the event of (a) insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment, (b) the adjudication of the other party as a bankrupt, (c) the admission by the other party in writing of its inability to pay its debts as they become due, (d) the execution by the other party of an assignment for the benefit of its creditors or (e) the filing by the other party of a petition to be adjudged as a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part. Termination by Zenyaku under this Section shall be subject to Section 6.6 and in particular Section 6.6(e).

6.6              Consequences of Expiration or Early Termination. Upon the expiration or termination of this Supply Agreement:

(a)                Each party shall return or destroy, and certify to such destruction of, all Confidential Information that is Confidential Information solely of the other party provided or obtained pursuant to this Supply Agreement, except that each party may maintain one (1) copy for archival purposes solely to confirm compliance with the provisions of Article 10 hereof and except that ZKC may retain Confidential Information of Theraclone for so long as ZKC retains any of its licenses under the License Agreement and/or any surviving right to manufacture;

(b)               In ZKC’s sole discretion, ZKC may purchase the safety stock inventory held by Theraclone for ZKC, if any; and

(c)                ZKC may dispose of, by sale or otherwise, any remaining inventory of Supply Product that ZKC may have in its possession on the date of expiration or early termination of this Supply Agreement (and if ZKC has lost its licenses under the License Agreement, the licenses granted to ZKC under the License Agreement shall survive solely for this purpose).

(d)               If this Supply Agreement is terminated by Theraclone pursuant to Section 6.3 or if this Supply Agreement is terminated by ZKC pursuant to Section 6.4 or Section 6.5: (i) the licenses granted to ZKC in Section 5.4 shall survive and shall be coterminous with (i.e., remain in effect during the same period of time as) the licenses granted to ZKC under the License Agreement; and (ii) upon the effective date of such termination of this Supply Agreement, ZKC shall be released from its covenant not to practice its manufacture and have manufactured rights set forth in Section 5.4.

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(e)                Notwithstanding anything to the contrary in this Supply Agreement, no termination of this Supply Agreement by Zenyaku under Section 6.4 or Section 6.5 shall be effective prior to the earlier of: (i) all of the following have been achieved: the establishment, qualification and validation of a Third Party contract manufacturer for Supply Product designated by ZKC or of a Zenyaku facility to do so; in the former case, ZKC and such Third Party contract manufacturer having entered into a supply agreement prior to the effective date of the Theraclone termination of this Supply Agreement; and ZKC may legally sell in the Territory quantities of Supply Product manufactured by such Third Party contract manufacturer or at Zenyaku’s facility (i.e., ZKC being able to manufacture or have manufactured Supply Product with no discontinuity vis à vis Theraclone’s supply hereunder) or (ii) thirty-six (36) months from the notice of breach under Section 6.4 or insolvency under Section 6.5. It is understood and agreed by the parties that subsection (i) shall be deemed satisfied upon the assignment to ZKC (upon ZKC’s request) of Theraclone’s rights and obligations with respect to the manufacture and supply of Supply Products under Theraclone’s agreement therefor with the second source manufacturer (whether or not an Other Licensee) described in Section 5.1. The period from the end of the specified cure period for the breach or notice of insolvency (as applicable) until the effective date of termination shall be the “ZKC Termination Period.” During the ZKC Termination Period, ZKC is not required to obtain any or its full requirements from Theraclone under this Supply Agreement, except those amounts of Supply Products that are subject to a Firm Forecast in effect immediately prior to the commencement of the ZKC Termination Period, and ZKC shall be released from its covenant not to practice its manufacture and have manufactured rights set forth in Section 5.4.

6.7              Inclusive Remedy. Except as otherwise provided in this Supply Agreement, each party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Supply Agreement.

6.8              Survival. Expiration or early termination of this Supply Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Sections 2.2 (with respect to audit rights); 2.7 and 2.8 (with respect to payments due for sales during the term of this Supply Agreement); 4.4 (with respect to Supply Product sold during the term of this Supply Agreement); 6.6; 6.7; and 6.8; and Articles 7, 8, 9, 10, 11 and 12 shall survive any expiration or termination of this Supply Agreement.

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7.                  REPRESENTATIONS AND WARRANTIES.

7.1              By Theraclone. Theraclone hereby represents and warrants to ZKC that:

(a)                it has full right to enter into and perform Theraclone’s obligations under this Supply Agreement and to supply the Supply Product;

(b)               the execution, delivery, and performance of this Supply Agreement does not conflict with, violate or breach any agreement to which Theraclone is a party;

(c)                to the best of its knowledge as of the Effective Date, the Supply Product does not infringe any Third Party’s right, including without limitation any intellectual property right;

(d)               each of the Supply Products manufactured by or for Theraclone shall be manufactured in accordance with the Specifications (including, to avoid doubt, the manufacturing methods and processes and assay procedures specified in the Specifications or otherwise agreed by the parties whether or not explicitly stated in the Specifications) and all applicable regulatory requirements, including cGMP;

(e)                each of the Supply Products manufactured by or for Theraclone shall, upon delivery, meet the Specifications and all applicable regulatory requirements, including cGMP, and shall not have been misused, contaminated, tampered with or otherwise altered or mishandled prior to the time of delivery; and

(f)                it has not engaged, and does not (and Theraclone hereby covenants that it shall not) engage, any employee, consultant or other personnel that has been debarred or disqualified by the FDA or other regulatory authority, or, to the best of its knowledge, that is the subject of debarment or disqualification proceedings by the FDA or other regulatory authority; Theraclone hereby covenants that if Theraclone becomes aware of or receives notice of the debarment or disqualification of (or any proceedings regarding the debarment or disqualification of) any person providing services to Theraclone which relate to services being provided under this Supply Agreement, Theraclone shall notify ZKC immediately and address the issue as reasonably directed by ZKC.

Theraclone hereby covenants that it shall obtain these same representations, warranties and covenants ((a) - (f)) from any Third Party manufacturer that it may engage, subject to ZKC’s prior approval as set forth in Section 2.1.

7.2              By ZKC. ZKC hereby represents and warrants to Theraclone that:

(a)                it has the full right to enter into and perform ZKC’s obligations under this Supply Agreement; and

(b)               the execution, delivery and performance of this Supply Agreement does not conflict with, violate or breach any agreement to which ZKC is a party.

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7.3              Extent of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SUPPLY AGREEMENT, THE SUPPLY PRODUCT IS SUPPLIED “AS IS” AND THERACLONE HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND WITH REGARD TO THE SUPPLY PRODUCT, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ANY OTHER STATUTORY WARRANTIES.

8.                  INDEMNIFICATION.

The parties’ obligations with respect to indemnification are set forth in the License Agreement.

9.                  LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SUPPLY AGREEMENT OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS SUPPLY AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.              CONFIDENTIALITY; PUBLICITY; PUBLICATIONS.

10.1          Sections 11.3 through 11.7 of the License Agreement shall apply to this Supply Agreement as if set forth fully within this Supply Agreement.

11.              GOVERNING LAW; ARBITRATION.

11.1          Article 12 of the License Agreement shall apply to this Supply Agreement as if set forth fully within this Supply Agreement.

12.              GENERAL PROVISIONS.

12.1          Miscellaneous. Section 17.1 (Force Majeure), Section 17.2 (Severability), Section 17.4 (Notices), Section 17.5 (Independent Contractors), Section 17.6 (Unenforceable Provisions), Section 17.7 (Waiver), Section 17.8 (Construction), Section 17.9 (Headings) and Section 17.10 (Counterparts) of the License Agreement shall apply to this Supply Agreement as if set forth fully within this Supply Agreement.

12.2          Entire Agreement. This Supply Agreement and all Exhibits hereto, entered into as of the date first written above, together with the License Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Supply Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may mutually amend this Supply Agreement by written instruments specifically referring to and executed in the same manner as this Supply Agreement.

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12.3          Assignment. Neither this Supply Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other (which consent will not be unreasonably withheld or delayed); provided, however, that either party may assign this Supply Agreement to any of such party’s Affiliates (for so long as such Affiliate remains Affiliated with such party) or to any corporation or other entity with which such party may merge or consolidate (regardless of who is the surviving entity of such merger or consolidation), and/or to any corporation or other entity to which such party may transfer all or substantially all of such party’s assets to which this Supply Agreement relates or all or substantially all of such party’s stock, without obtaining the consent of the other party. Transfer in contravention of this Section shall be considered a material breach of this Supply Agreement pursuant to Section 6.4. Subject to other provisions of this Section, all rights and obligations under this Supply Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Any assignment in violation of the foregoing shall be null and void.

To avoid doubt, this Section shall not limit ZKC’s ability to require delivery of Supply Products directly to ZKC’s Affiliates and Sublicensees for use in the Territory. The foregoing sentence shall not be interpreted to deem such Affiliates and Sublicensees third party beneficiaries of this Supply Agreement.

12.4          Costs and Expenses. For purpose of clarity, where in this Supply Agreement a cost and/or expenses is allocated to one of the parties hereto, unless such cost or expense is specifically stated to be included in the calculation of Fully Burdened Manufacturing Cost, such cost or expense shall be billed or invoiced to the responsible party by the receiving party and the responsible party shall pay such bill or invoice within thirty (30) days or receipt thereof.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Supply Agreement to be executed by its duly authorized officer as of the date first Written above.

THERACLONE SCIENCES, INC.

By:

ZENYAKU KOGYO CO., LTD.

By:

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EXHIBIT A

SUPPLY PRODUCTS

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EXHIBIT B

SPECIFICATIONS

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EXHIBIT G

EXISTING THERACLONE IN-LICENSES

With reference to Section 14.2(vii):

[***]

With reference to Section 14.2(viii):

[***]

*Confidential Treatment Requested.

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